     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

             OHIO                           6331                        31-1544320
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer Identification
incorporation or organization)   Classification Code Number)              Number)

                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2121
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

        WITH COPIES TO:             JAMES E. EVANS, ESQ.              WITH COPIES TO:
                                  SENIOR VICE PRESIDENT AND
     GARY P. KREIDER, ESQ.             GENERAL COUNSEL           JOSEPH W. BARTLETT, ESQ.
  KEATING, MUETHING & KLEKAMP     AMERICAN FINANCIAL GROUP       MORRISON & FOERSTER, LLP.
     1800 PROVIDENT TOWER              HOLDINGS, INC.           1290 AVENUE OF THE AMERICAS
    ONE EAST FOURTH STREET         ONE EAST FOURTH STREET      NEW YORK, NEW YORK 10104-0050
    CINCINNATI, OHIO 45202         CINCINNATI, OHIO 45202             (212) 468-8000
        (513) 579-6400                 (513) 579-2536

                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
   TITLE OF EACH CLASS OF        AMOUNT TO BE      PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED (1)        PRICE PER SHARE (2)            OFFERING PRICE (2)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
        $1 par value              61,660,397                $43.3125                   $2,670,665,945               $809,293
==================================================================================================================================

(1) Of these shares, 58,914,305 shares will be issuable to shareholders of American Financial Group, Inc. and up to 2,746,092 shares will be issuable to shareholders of American Financial Enterprises, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

AMERICAN FINANCIAL                                                                ONE EAST FOURTH STREET
GROUP, INC.                                                                       CINCINNATI, OHIO 45202
                                                                                TELEPHONE (513) 579-2121

--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST   , 1997

Dear Shareholder:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of American Financial Group, Inc. ("AFG") will be held at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio on August , 1997 at 10:00 a.m. Eastern Time for the following purposes:

     1. To consider and act upon a proposal to approve an Agreement and Plan of Reorganization, a copy of which is attached hereto as Annex A (the "AFG Reorganization") pursuant to which AFG would become a wholly-owned subsidiary of a newly-formed holding company, American Financial Group Holdings, Inc., an Ohio corporation ("AFG Holdings"), and each share of AFG common stock would be converted into one share of AFG Holdings common stock; and

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has approved the proposed AFG Reorganization and recommends that you vote in favor of it. Details of the proposed AFG Reorganization and other information concerning the AFG Special Meeting are included in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.

     Approval of the AFG Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of AFG's common stock. Accordingly, whether or not you plan to attend the AFG Special Meeting, please complete, sign and date the accompanying Proxy Form and return it in the enclosed envelope. If you attend the AFG Special Meeting, you may vote in person, even if you have previously returned your Proxy Form. We would appreciate your prompt consideration.

                                          By Order of the Board of Directors,

                                          James C. Kennedy
                                          Secretary

Date: July   , 1997

IF THE AFG REORGANIZATION IS CONSUMMATED, CERTIFICATES REPRESENTING SHARES OF AFG WILL REPRESENT A LIKE NUMBER OF SHARES OF AFG HOLDINGS WITHOUT ANY FURTHER ACTION. AS AFG HOLDINGS INTENDS TO CHANGE ITS NAME TO "AMERICAN FINANCIAL GROUP, INC." FOLLOWING THE AFG REORGANIZATION, AFG SHAREHOLDERS WILL NOT BE REQUIRED TO EXCHANGE THEIR EXISTING CERTIFICATES.

                   Subject to completion, dated July 16, 1997

AMERICAN FINANCIAL                                                                ONE EAST FOURTH STREET
ENTERPRISES, INC.                                                                 CINCINNATI, OHIO 45202
                                                                                TELEPHONE (513) 579-2171

--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST   , 1997

Dear Shareholder:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of American Financial Enterprises, Inc. ("AFEI") will be held at The Cincinnatian Hotel, 601
Vine Street, Cincinnati, Ohio on August   , 1997 at 10:15 a.m., Eastern Time,
immediately following a special meeting of the shareholders of American Financial Group, Inc. ("AFG"), for the following purposes:

     1. To consider and act upon a proposal under which the shares of AFEI common stock which AFG does not beneficially own would be acquired by a new holding company parent of AFG and AFEI (the "AFEI Merger") pursuant to the Agreement and Plan of Merger attached hereto as Annex B (the "AFEI Merger Agreement"). Under the terms of the AFEI Merger Agreement, AFEI would merge with a subsidiary of American Financial Group Holdings, Inc. (a holding company newly-formed to own both AFG and AFEI, "AFG Holdings"), pursuant to which each share of AFEI common stock, not then beneficially owned by AFG, would be exchanged, at the option of each AFEI shareholder, for either (i) one new share of AFG Holdings common stock or (ii) $37.00 in cash; and

     2. To transact such other business as may properly come before the meeting.

     Based on the unanimous recommendation of a Special Committee of independent directors, the Board of Directors has approved the proposed AFEI Merger and recommends that you vote in favor of it. In arriving at its recommendation to the Board, the Special Committee gave careful consideration to a number of factors described in the enclosed Joint Proxy Statement/Prospectus, including an opinion of Oscar Gruss & Son, Incorporated, the financial advisor of the Special Committee; to the effect that the merger consideration is fair, from a financial point of view, to holders of the common stock of AFEI, other than AFG and its subsidiaries. Affiliates of Oscar Gruss & Son, Incorporated owned approximately 7.5% of AFEI Common Stock at June 30, 1997.

     Details of the proposed AFEI Merger and other information concerning the AFEI Special Meeting are included in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention. Under Sections 33-855 to 33-872, inclusive, of the Connecticut Business Corporation Act ("CBCA"), holders of shares of AFEI's common stock are entitled to assert dissenters' rights. The full text of those sections of CBCA, as well as a discussion of dissenters' rights are contained in the Joint Proxy Statement/Prospectus.

     Under the AFEI Merger Agreement, approval of the AFEI Merger will require the affirmative vote of both the holders of at least 80% of the outstanding shares of AFEI's common stock and the holders of at least two-thirds of those shares of AFEI's common stock not beneficially owned by AFG or its officers, directors and associates. Accordingly, whether or not you plan to attend the AFEI Special Meeting, please complete, sign and date the accompanying Proxy Form and return it in the enclosed envelope. If you attend the AFEI Special Meeting, you may vote in person, even if you have previously returned your Proxy Form. We would appreciate your prompt consideration.

                                          By Order of the Board of Directors,

                                          James C. Kennedy
                                          Secretary

Date: July   , 1997

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY FORM WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                   Subject to completion, dated July 16, 1997

                             PROSPECTUS RELATING TO

                      61,660,397 SHARES OF COMMON STOCK OF
                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.
                            ------------------------

                       JOINT PROXY STATEMENT RELATING TO
                    SPECIAL MEETINGS OF THE SHAREHOLDERS OF
    AMERICAN FINANCIAL GROUP, INC. AND AMERICAN FINANCIAL ENTERPRISES, INC.

                        BOTH TO BE HELD AUGUST   , 1997

                                  INTRODUCTION

     This Prospectus relates to the shares of Common Stock of American Financial Group Holdings, Inc. ("AFG Holdings") to be issued in connection with (i) an Agreement and Plan of Reorganization dated as of July 11, 1997, a copy of which is attached hereto as Annex A (the "Reorganization Agreement"), providing for a merger (the "AFG Reorganization") pursuant to which American Financial Group, Inc. ("AFG"), would become a wholly-owned subsidiary of AFG Holdings, and (ii) an Agreement and Plan of Merger dated as of July 11, 1997, a copy of which is attached hereto as Annex B (the "AFEI Merger Agreement"), providing for a merger pursuant to which American Financial Enterprises, Inc., ("AFEI") a Connecticut corporation, would become a wholly-owned subsidiary of AFG Holdings (the "AFEI Merger"). The Prospectus also serves as a Proxy Statement for Special Meetings of Shareholders of each of AFG (the "AFG Meeting") and AFEI (the "AFEI
Meeting"), both of which will be held on August   , 1997 (together, the "Special
Meetings"). Upon the effectiveness of the AFG Reorganization, each share of AFG Common Stock outstanding would be automatically converted into one share of AFG Holdings Common Stock. Upon the effectiveness of the AFEI Merger, each share of AFEI Common Stock outstanding (other than shares which are beneficially owned by AFG) would be exchanged, at the option of each AFEI shareholder, for either one share of AFG Holdings Common Stock or $37.00 in cash. AFEI shareholders may elect to receive their merger consideration partly in shares of AFG Holdings Common Stock and partly in cash.

     AFG Common Stock is traded on the New York Stock Exchange and the AFG Holdings Common Stock into which it would be exchanged on a share-for-share basis is expected to be approved for listing on the same exchange upon consummation of the AFG Reorganization. AFEI Common Stock is traded on the
Pacific Exchange. On July   , 1997, the closing price for AFG Common Stock on
the New York Stock Exchange was $       per share. On July   , 1997, the closing
price for AFEI Common Stock on the Pacific Exchange was $       per share.

           SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF
           CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BEFORE VOTING.

     This Joint Proxy Statement/Prospectus and the accompanying proxy are first
being mailed to shareholders of both AFG and AFEI on or about July   , 1997.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE
COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AFG HOLDINGS, AFG, AFEI OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THE SHARES OF AFG HOLDINGS TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SUCH SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AFG HOLDINGS, AFG OR AFEI SINCE THE DATE HEREOF, OR THE DATE AS OF WHICH CERTAIN INFORMATION IS SET FORTH HEREIN.

                             AVAILABLE INFORMATION

    AFG and AFEI are each subject to the informational requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, 14th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the World Wide Web located at http://www.sec.gov. In addition, material filed by AFG can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the AFG Common Stock is traded. AFEI Common Stock is traded on the Pacific Exchange. Reports can be inspected at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104, Attention: Records Department.

    AFG Holdings has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the Rules and Regulations of the Commission. For further information pertaining to AFG Holdings and the shares to be issued in the AFG Reorganization, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed with the Commission by AFG and AFEI are incorporated herein by reference:

    1. Annual Report of AFG on Form 10-K for the year ended December 31, 1996, as amended;

    2. Quarterly Report of AFG on Form 10-Q for the quarter ended March 31,
       1997;

    3. Current Report of AFG on Form 8-K dated July 14, 1997;

    4. Proxy Statement of AFG for its 1997 Annual Meeting of Shareholders;

    5. Annual Report of AFEI on Form 10-K for the year ended December 31, 1996, as amended;

    6. Quarterly Report of AFEI on Form 10-Q for the quarter ended March 31, 1997; and

    7. Current Report of AFEI on Form 8-K dated July 14, 1997.

    All documents filed after the date hereof by AFG or AFEI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the termination of the offering hereunder, shall be deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference and to be a part of this Joint Proxy Statement/Prospectus from the date of filing of such documents.

    AFG and AFEI undertake to provide without charge to each person to whom a copy of this Joint Proxy Statement/ Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference herein (not including exhibits to information incorporated by reference unless such exhibits are specifically incorporated by reference to information that this Joint Proxy Statement/Prospectus incorporates). These documents are available, upon request, from Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 579-2488. In order to ensure timely delivery of the documents, any request should be made by five business days prior to the Special Meetings. AFG Holdings intends to furnish shareholders with annual reports containing audited financial statements.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/ Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................     4
Available Information.................................................................     5
Documents Incorporated By Reference...................................................     5
Summary...............................................................................     8
Proposed Reorganization And Merger Transactions.......................................     8
  The Parties.........................................................................     8
  The AFG Reorganization..............................................................     9
  The AFEI Merger.....................................................................     9
  The Special Meetings................................................................    11
  The AFC Merger......................................................................    11
Summary Historical Financial Information..............................................    13
Summary Pro Forma Financial Information (Unaudited)...................................    14
Comparative Per Share Data............................................................    15
Comparative Per Share Market Information..............................................    16
Introduction..........................................................................    17
The AFG Meeting.......................................................................    17
  General.............................................................................    17
  Record Date; Shares Entitled to Vote; Vote Required.................................    17
  Proxy Solicitation..................................................................    18
The AFEI Meeting......................................................................    18
  General.............................................................................    18
  Record Date; Shares Entitled to Vote; Vote Required.................................    18
  Proxy Solicitation..................................................................    18
Risk Factors..........................................................................    19
  Holding Company Structure; Dividend Restrictions....................................    19
  Cyclicality of the Insurance Industry; Impact of Catastrophes.......................    19
  Regulation..........................................................................    20
  Ratings; Competition................................................................    20
  Investment Portfolio; Effects of Changes in Interest Rates..........................    20
  Annuity Product Concentration; Potential Impact of Future Changes in Federal Income
     Tax Treatment of Annuity Products................................................    20
  Adequacy of Insurance Loss Reserves.................................................    21
  Reinsurance.........................................................................    22
  USX Litigation......................................................................    22
Special Factors.......................................................................    23
  Background of and Reasons for the AFEI Merger.......................................    23
  Opinion of Financial Advisor........................................................    26
  Summary of Analysis.................................................................    27
  Certain Holdings of AFG and AFEI Common Stock.......................................    28
  Certain Litigation Affecting the AFEI Merger........................................    29

                                                                                        PAGE
                                                                                        ----
The AFG Reorganization................................................................    30
  General.............................................................................    30
  Conditions to the AFG Reorganization................................................    30
  Principal Reasons for the AFG Reorganization........................................    30
  AFG Holdings Company Structure, No Change in AFG's Business.........................    30
  Vote Required.......................................................................    31
  Directors' Recommendation...........................................................    31
  Name Changes........................................................................    31
  Authorized Capital Stock............................................................    31
  AFG Holdings' Board of Directors, Management........................................    31
  Dissenters' Rights..................................................................    31
The AFEI Merger.......................................................................    32
  Vote Required.......................................................................    32
  Effective Time of the Acquisition...................................................    33
  Effect on Common Stock; Effect on Stock Options.....................................    33
  Cash Election.......................................................................    33
  Conditions..........................................................................    33
  Amendment and Termination...........................................................    34
  Expenses............................................................................    34
  Dissenters' Rights..................................................................    34
Certain United States Federal Income Tax Consequences.................................    35
  Tax Treatment of the Merger Transactions............................................    36
  Tax Basis of AFG Holdings Common Stock..............................................    36
  Holding Period of AFG Holdings Common Stock.........................................    36
  Backup Withholding on Cash Payments.................................................    36
Pro Forma Financial Information.......................................................    37
Description Of Capital Stocks.........................................................    42
  AFG Holdings........................................................................    42
  AFG.................................................................................    42
  AFEI................................................................................    43
Comparative Rights....................................................................    43
  AFG Holdings and AFG Shareholders...................................................    43
  AFG Holdings and AFEI Shareholders..................................................    43
Legal Matters.........................................................................    46
Experts...............................................................................    46
Proxy Solicitation....................................................................    46
Shareholder Proposals For 1998 Annual Meeting.........................................    46
Financial Statements Of AFG Holdings..................................................    47

Annex A Agreement and Plan of Reorganization among AFG Acquisition Corp., American Financial Group Holdings, Inc. and American Financial Group, Inc. dated July 11, 1997.

Annex B Agreement and Plan of Merger among American Financial Enterprises, Inc., AFEI Acquisition Corp., American Financial Group Holdings, Inc. and American Financial Group, Inc. dated July 11, 1997.

Annex C  Opinion of Oscar Gruss & Son, Incorporated, dated July 9, 1997.

Annex D  Ohio Dissenters' Rights Statute

Annex E  Connecticut Dissenters' Rights Statute

                                    SUMMARY

     The following summary has been prepared to assist (i) the shareholders of AFG in their consideration of the AFG Reorganization and (ii) the shareholders of AFEI in their consideration of the AFEI Merger. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus and as incorporated herein by reference.

                PROPOSED REORGANIZATION AND MERGER TRANSACTIONS

     At the AFG Meeting, the shareholders of AFG will consider the AFG Reorganization pursuant to which AFG would become a wholly-owned subsidiary of AFG Holdings and the former shareholders of AFG will become shareholders of AFG Holdings. At the AFEI Meeting, the shareholders of AFEI will consider the AFEI Merger pursuant to which AFEI would merge with a subsidiary of AFG Holdings and each share of AFEI common stock not then beneficially owned by AFG would be exchanged, at the option of each AFEI shareholder, for either one share of AFG Holdings common stock or $37.00 in cash. The AFEI Merger is conditioned upon the closing of the AFG Reorganization.

                                  THE PARTIES

AMERICAN FINANCIAL GROUP,
INC........................  AFG, through its ownership of American Financial
                             Corporation ("AFC"), is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products. AFG's principal executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202; its telephone number is
                             (513) 579-2121.

AFG HOLDINGS...............  AFG Holdings is a recently formed Ohio corporation which does not itself conduct any business operations. AFG Holdings owns all of the outstanding stock of AFEI Acquisition Corp. and AFG Acquisition Corp., both of which were recently formed solely to serve as acquisition vehicles to facilitate the AFG Reorganization and the AFEI Merger. In the AFG Reorganization, AFG Holdings would acquire the stock of AFG. As a result of the AFEI Merger, AFG Holdings would also own, directly or indirectly, all of the outstanding stock of AFEI. Upon the consummation of the AFG Reorganization, AFG Holdings will change its name to "American Financial Group, Inc." and AFG will change its name to "AFC Holding Company." See "The AFG Reorganization -- Name Changes." AFG Holdings' principal executive offices are those of AFG.

AMERICAN FINANCIAL
ENTERPRISES, INC...........  AFEI's assets consist primarily of cash and investments in AFG and American Annuity Group, Inc. ("AAG"), an 81%-owned subsidiary of AFC. Its principal executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202. AFEI's telephone number is (513) 579-2172.

COMMON CONTROL.............  At June 30, 1997, Carl H. Lindner, members of his family and trusts for their benefit (the "Lindner Family") beneficially owned (exclusive of employee stock options) approximately 45% of the outstanding Common Stock of AFG, which in turn beneficially owned 81.9% of the outstanding shares of AFEI Common Stock and 100% of the outstanding shares of AFC Common Stock.

                             THE AFG REORGANIZATION

GENERAL, EXCHANGE RATIO....  The Reorganization Agreement provides that AFG will merge with AFG Acquisition Corp., a recently formed Ohio corporation wholly-owned by AFG Holdings. Pursuant to the AFG Reorganization, each share of AFG Common Stock would be converted into one share of AFG Holdings Common Stock. Outstanding employee stock options of AFG would be converted into similar employee stock options of AFG Holdings on a share-for-share basis. See "The AFG
                             Reorganization -- General."

REASONS FOR THE AFG
  REORGANIZATION AND
  FORMATION OF AFG
  HOLDINGS.................  The principal reasons for the AFG Reorganization are to reduce administrative costs and
                             inefficiencies and facilitate the elimination of one publicly traded company. See "The AFG Reorganization -- Principal Reasons for the AFG Reorganization."

CONDITIONS TO THE AFG
  REORGANIZATION...........  The consummation of the AFG Reorganization is subject to approval by the shareholders of AFG. Management has been advised by members of the Lindner Family that the Lindner Family plans to vote its shares of AFG Common Stock in favor of the AFG Reorganization. See "The AFG
                             Reorganization -- Vote Required and Board of
                             Directors' Recommendation." The AFG Board of
                             Directors may abandon the AFG Reorganization if the Board believes that the AFG Reorganization is no longer in the interest of AFG.

TAX EFFECT ON
SHAREHOLDERS...............  AFG believes that the AFG Reorganization will be tax-free to all shareholders of AFG receiving AFG Holdings Common Stock and that the basis and holding period for AFG Holdings Common Stock received will be those attributed to shares surrendered in the AFG Reorganization. See "Certain United States Federal Income Tax Consequences."

NAME CHANGES...............  Upon the consummation of the AFG Reorganization,
                             AFG Holdings will change its name to "American Financial Group, Inc." and AFG will change its name to "AFC Holding Company." See "The AFG Reorganization -- Name Changes."

CERTAIN BENEFIT PLANS......  As of the Effective Time, AFG Holdings will have adopted the AFG stock option plan, dividend reinvestment plan and employee stock purchase plan.

DISSENTERS' RIGHTS.........  Holders of AFG Common Stock will have dissenters'
                             rights under applicable Ohio law. See "The AFG Reorganization -- Dissenters' Rights."

                                THE AFEI MERGER

GENERAL, CONSIDERATION.....  The AFEI Merger Agreement provides for AFEI to merge with AFEI Acquisition Corp., a recently formed Connecticut corporation wholly-owned by AFG Holdings. In the AFEI Merger, each share of AFEI Common Stock not then beneficially owned by AFG would be exchanged, at the option of the holder, for either one share of AFG Holdings Common Stock or $37.00 in cash. The AFEI Merger consideration was established through arms' length negotiations and has been approved by a Special Committee made up of the independent members of the AFEI Board of Directors, after a review of an opinion by Oscar Gruss & Son, Incorporated ("Gruss") as to the fairness of the consideration, from a financial point of view, to be received by holders of AFEI Common Stock. See "Special Factors -- Opinion of Financial Advisor."

REASONS FOR THE AFEI
MERGER.....................  As a result of the AFEI Merger, AFEI would no longer be a public company. This would provide savings to AFEI and AFG from not having to incur the costs and other burdens associated with AFEI having public shareholders. The AFEI Merger would also simplify AFG's corporate structure by eliminating a public subsidiary whose principal asset is AFG Common Stock. See "Special
                             Factors -- Background of and Reasons for the AFEI Merger."

CONDITIONS TO THE AFEI
MERGER.....................  The consummation of the AFEI Merger is subject to various conditions, including approval of the AFEI Merger by holders of at least two-thirds of the shares of Common Stock of AFEI other than AFG, and the completion of the AFG Reorganization. See "The AFEI Merger -- Conditions."

EFFECT ON STOCK OPTIONS....  Pursuant to the AFEI Merger Agreement holders of options to acquire AFEI Common Stock wishing to exercise such options must do so prior to the Effective Time, at which time such options would otherwise expire. See "The AFEI Merger -- Effect on Common Stock; Effect on Stock Options."

CONFLICTS OF INTEREST......  Directors, executive officers and persons affiliated with AFG hold five of the seven directorships and the positions of Chairman of the Board and President of AFEI.

RECOMMENDATION OF THE BOARD
OF DIRECTORS OF AFEI.......  Based on the unanimous recommendation of the
                             Special Committee, the Board of Directors has unanimously approved the AFEI Merger and has recommended that AFEI's shareholders vote in favor of the AFEI Merger.

OPINION OF FINANCIAL
ADVISOR....................  On July 9, 1997, Oscar Gruss & Son, Incorporated,
                             financial advisor engaged by the Special Committee of AFEI's Board of Directors, delivered its opinion to the effect that the AFEI Merger consideration is fair from a financial point of view to holders of AFEI Common Stock, other than AFG and its affiliates. Directors, officers and shareholders of Gruss beneficially own approximately 16,000 shares of AFEI Common Stock. In addition, Regina Gruss, a family member of a principal of the firm, owns approximately one million shares of AFEI Common Stock. See "Special Factors -- Certain Holdings of AFG and AFEI Common Stock."

CASH ELECTION..............  Holders of shares of AFEI Common Stock must fill out and return a properly completed Letter of Transmittal by the Effective Time if they desire to receive their merger consideration in cash, or partly in cash and partly in AFG Holdings Common Stock. If no election is specified by a shareholder, or if a Letter of Transmittal is not received by AFG Holdings on or before the Effective Time, such shareholder will receive solely AFG Holdings Common Stock.

DISSENTERS' RIGHTS.........  Holders of AFEI Common Stock will have dissenters'
                             rights under applicable Connecticut law. See "The AFEI Merger -- Dissenters' Rights."

TAX EFFECT ON
SHAREHOLDERS...............  AFEI believes that the AFEI Merger will be tax-free to those shareholders of AFEI taking only shares of AFG Holdings Common Stock in the AFEI Merger. Those shareholders of AFEI taking only cash in the AFEI Merger may recognize taxable gain or loss in an amount equal to the difference between the cash received and the particular shareholder's basis in the shares of AFEI Common Stock surrendered. Those shareholders of AFEI taking a combination of some shares of AFG Holdings Common Stock and some cash may recognize taxable income on the transfer, but only to the extent of the cash received in the exchange. See "Certain United States Federal Income Tax Consequences."

LAWSUIT....................  On April 28, 1997, AFG, AFEI and six of AFEI's
                             seven directors were sued based on allegations that the price to be paid by AFG Holdings in the AFEI Merger is unfair to AFEI shareholders. Management of AFEI believes that the lawsuit is without merit and intends to defend it vigorously. See "Special Factors -- Certain Litigation Affecting the AFEI Merger."

                              THE SPECIAL MEETINGS

TIME, DATE AND PLACE.......  The Special Meetings will be held on day, August
                               , 1997, at The Cincinnatian Hotel, 601 Vine
                             Street, Cincinnati, Ohio. The AFG Meeting will be held at 10:00 a.m. and the AFEI Meeting will be held immediately following at 10:15 a.m., or later, Eastern Time.

RECORD DATE FOR THE
MEETINGS...................  July   , 1997

SHARES ENTITLED TO VOTE....  AFG:           shares
                             AFEI:           shares

VOTE REQUIRED TO APPROVE
THE AFG REORGANIZATION.....  The affirmative vote of a majority of the outstanding shares of AFG Common Stock voting at the AFG Special Meeting.

VOTE REQUIRED TO APPROVE
THE AFEI MERGER............  The affirmative vote of at least 80% of the outstanding shares of AFEI Common Stock, and two-thirds of those shares of AFEI Common Stock not beneficially owned by AFG or its officers, directors and associates.

EXPECTED VOTING AT THE
MEETINGS...................  The Lindner Family has agreed to vote the approximately 45% of the outstanding shares of AFG Common Stock owned by them in favor of the AFG Reorganization.

                             AFG has agreed, and Regina Gruss has expressed her intention, to vote the approximately 81.9% and 7.4% of the outstanding shares of AFEI Common Stock beneficially owned by them, respectively, in favor of the AFEI Merger.

                                 THE AFC MERGER

GENERAL, CONSIDERATION.....  In July 1997, AFG and AFC entered into an Agreement and Plan of Merger which provides for AFC to merge with AFC Acquisition Corp., a recently formed Ohio corporation wholly-owned by AFC (the "AFC Merger"). In the AFC Merger, each share of AFC Series F Preferred Stock would be converted into the right to receive $22.35 and each share of AFC Series G Preferred Stock would be converted into the right to receive $10.50 plus accrued dividends. The aggregate merger consideration to be received by an AFC preferred shareholder would be payable, at the holder's election, either in shares of a new AFC Series J Preferred Stock (subject to proration), in cash, or a combination of the two. The maximum number of shares of Series J Preferred Stock which a holder may elect to receive will be equal to the aggregate merger consideration to which the holder is entitled, divided by $22.35 (the liquidation value of the Series J Preferred Stock).

                             If the AFC Merger is consummated, the liquidation value of the AFC preferred stock outstanding will be reduced from $259 million to approximately $70 million and the annual AFC preferred stock dividend requirement will be reduced from $23.5 million to approximately $6.0 million.

                             Neither the AFG Reorganization nor the AFEI Merger is conditioned upon the completion of the AFC Merger and neither the AFG nor AFEI shareholders will vote on the AFC Merger proposal.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary financial information of AFG set forth below (in millions, except per share amounts) is derived from, and should be read in conjunction with, the financial statements and other financial information which are incorporated herein by reference. Results for interim periods are not necessarily indicative of results to be expected for the year.

                                 THREE MONTHS ENDED
                                      MARCH 31,                          YEAR ENDED DECEMBER 31,
                                ---------------------   ---------------------------------------------------------
                                  1997        1996        1996        1995        1994        1993        1992
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
EARNINGS STATEMENT DATA:
Total Revenues.................    $945.8    $1,030.9    $4,115.4    $3,629.6    $2,104.3    $2,720.7    $3,928.9
Earnings (Loss) From Continuing
  Operations Before Income
  Taxes........................     101.5       122.8       353.3       246.9        43.6       262.0      (144.9)
Earnings (Loss) From Continuing
  Operations...................      63.2        81.2       262.0       190.4        18.9       224.7      (162.3)
  Extraordinary Items..........        --        (7.6)      (28.7)         .8       (16.8)       (4.6)         --
  Cumulative Effect of
    Accounting Change..........        --          --          --          --          --          --        85.4
Net Earnings (Loss)............      63.2        73.6       233.3       191.2         2.1       220.1       (76.9)
Earnings (Loss) Per Common
  Share (a):
  Continuing Operations........     $1.03       $1.35       $4.31       $3.87       ($.24)      $7.01      ($6.66)
  Extraordinary Items..........        --        (.13)       (.47)        .01        (.59)       (.16)         --
  Cumulative Effect of
    Accounting Change..........        --          --          --          --          --          --        3.02
  Net Earnings (Loss)..........      1.03        1.22        3.84        3.88        (.83)       6.85       (3.64)
Cash Dividends Paid Per Share
  of Common Stock..............      $.25        $.25       $1.00        $.75          (b)         (b)         (b)
BALANCE SHEET DATA:
Total Assets................... $15,183.9   $14,855.6   $15,051.1   $14,953.9   $10,592.7   $10,077.5   $12,388.8
Long-term Debt.................     523.1       803.4       517.9       882.1     1,106.7     1,054.0     2,009.2
Minority Interest (c)..........     565.0       302.4       494.4       314.4       105.5       109.2       812.7
Capital Subject to Mandatory
  Redemption...................        --          --          --          --         2.9        49.2        27.7
Other Capital..................   1,475.3     1,406.7     1,554.4     1,440.1       396.0       537.2       280.0

---------------

(a) The number of shares used for periods prior to April 1995, is the 28.3 million AFG shares issued in exchange for AFC shares in the merger transactions completed in April 1995.

(b) Prior to the April 1995 mergers involving AFC and American Premier Underwriters, Inc. ("APU") which created AFG, AFC's common stock was privately held by members of the Lindner family. In 1995, APU declared and paid cash dividends per share of $.25 prior to the mergers; it also declared cash dividends of $.91 in 1994, $.85 in 1993 and $.81 in 1992. AFG declared two quarterly $.25 per share dividends subsequent to the mergers in 1995.

(c) Includes AFC preferred stock following the mergers in 1995 and preferred securities issued in 1996 and 1997 by trust subsidiaries of AFG.

              SUMMARY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The summary pro forma unaudited financial information of AFG set forth below (in millions, except per share amounts) is derived from, and should be read in conjunction with, the information appearing herein under "Pro Forma Financial Information." The Earnings Statement Data assumes that the AFEI Merger and AFC Merger were consummated on January 1 of each respective year. The Balance Sheet Data at March 31, 1997 assumes the Mergers were consummated at that date. The pro forma earnings statement data do not necessarily reflect results of operations of AFG which would have actually resulted had the Mergers occurred as of the date indicated, nor should they be taken as indicative of AFG's future results of operations.

                                THREE MONTHS ENDED MARCH 31, 1997         YEAR ENDED DECEMBER 31, 1996
                                ----------------------------------     ----------------------------------
                                                   PRO FORMA                              PRO FORMA
                                             ---------------------                  ---------------------
                                HISTORICAL   ALL STOCK   50% CASH      HISTORICAL   ALL STOCK   50% CASH
                                ----------   ---------   ---------     ----------   ---------   ---------
EARNINGS STATEMENT DATA:
Total Revenues................. $    945.8   $   945.8   $   945.8     $  4,115.4   $ 4,115.4   $ 4,115.4
Earnings Before Income Taxes
  and Extraordinary Items......      101.5       102.7       101.8          353.3       364.7       361.1
Earnings Before Extraordinary
  Items........................       63.2        65.6        65.1          262.0       278.5       276.1
Earnings Before Extraordinary
  Items Per Common Share....... $     1.03   $    1.03   $    1.04     $     4.31   $    4.38   $    4.44

BALANCE SHEET DATA:
Total Assets................... $ 15,183.9   $14,977.5   $14,926.2
Long-Term Debt.................      523.1       523.1       523.1
Minority Interest..............      565.0       404.4       404.4
Total Shareholders' Equity..... $  1,475.3   $ 1,429.5   $ 1,378.2

                           COMPARATIVE PER SHARE DATA

     The following table presents certain per share data derived from historical financial statements of AFG and AFEI and as adjusted to reflect consummation of the AFG Reorganization, the AFEI Merger and the AFC Merger. This pro forma information is not necessarily indicative of actual or future operating results or financial position that would occur upon consummation of such transactions. This information should be read in conjunction with the pro forma financial information appearing under "Pro Forma Financial Information" and the separate historical consolidated financial statements of AFG and AFEI which are incorporated herein by reference.

                                                        THREE MONTHS ENDED MARCH 31, 1997
                                               ----------------------------------------------------
                                                   HISTORICAL               PRO FORMA AFG HOLDINGS
                                               -------------------         ------------------------
                                                AFG          AFEI          ALL STOCK       50% CASH
                                               ------       ------         ---------       --------
PER COMMON SHARE (A):
Earnings Before Extraordinary Items..........  $ 1.03       $ 0.25          $  1.03         $ 1.04
Book Value...................................   24.79        30.15            22.95          22.63
Cash Dividends Declared......................    0.25         0.10             0.25           0.25

                                                           YEAR ENDED DECEMBER 31, 1996
                                               ----------------------------------------------------
                                                   HISTORICAL               PRO FORMA AFG HOLDINGS
                                               -------------------         ------------------------
                                                AFG          AFEI          ALL STOCK       50% CASH
                                               ------       ------         ---------       --------
PER COMMON SHARE (A):
Earnings Before Extraordinary Items..........  $ 4.31       $ 4.26          $  4.38         $ 4.44
Book Value...................................   25.45        31.91               (b)            (b)
Cash Dividends Declared......................    1.00         0.40             1.00           1.00

---------------

(a) The AFEI equivalent pro forma per share amounts are the same as the AFG Holdings pro forma per share amounts shown above.

(b) Not required.

                    COMPARATIVE PER SHARE MARKET INFORMATION

     AFG Common Stock is traded on the New York Stock Exchange. AFEI Common Stock is traded on the Pacific Exchange.

     The information below represents the high and low sales prices per share of AFG Common Stock as reported on the NYSE Composite Tape and of AFEI as reported on the Pacific Exchange.

                                                  AFG COMMON STOCK           AFEI COMMON STOCK
                                                 ------------------          ------------------
                                                 HIGH          LOW           HIGH           LOW
                                                 -----         ----          -----          ----
     1995
     -----
     First Quarter (a).......................   $26 1/8      $22 7/8         $24          $21 1/4
     Second Quarter (a)......................    26 1/4       23 1/4          22 3/4       20 5/8
     Third Quarter...........................    32 1/8       25 1/4          23 1/2       22 1/4
     Fourth Quarter..........................    30 5/8       27 3/4          24 1/2       23 3/4

     1996
     -----
     First Quarter...........................    34 1/2       29 3/4          26           22 5/8
     Second Quarter..........................    32           28 1/2          25           23 1/2
     Third Quarter...........................    33 1/4       28              26           22 1/4
     Fourth Quarter..........................    38 7/8       31 1/4          28 1/4       25 1/2

     1997
     -----
     First Quarter...........................    38 3/8       34 7/8          37 1/4       25
     Second Quarter..........................    42 3/4       32 3/8          39           36
     Third Quarter (through July 15).........    44 5/16      42 5/16         41 1/2       40 1/2

---------------

(a) Prior to April 3, 1995, the prices for AFG represent the high and low sales prices of the common stock of APU as the predecessor to AFG.

     On February 27, 1997, the last full day of trading immediately preceding the public announcement of the consideration of AFEI merging with AFG, the reported closing price per share of AFEI Common Stock was $25.00. On July 15, 1997, the closing price per share of AFG Common Stock was $43 5/8, and the closing price of AFEI Common Stock was $40 1/2.

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to holders of (i) AFG Common Stock in connection with the solicitation of proxies by the Board of Directors of AFG for use at a Special Meeting of Shareholders to be held at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio, at 10:00 a.m., and (ii) AFEI Common Stock in connection with the solicitation of proxies by the Board of Directors of AFEI for use at a Special Meeting of Shareholders to be held at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio, immediately following,
each on August   , 1997.

     The principal executive offices of AFG, AFG Holdings and AFEI are located at One East Fourth Street, Cincinnati, Ohio 45202. The telephone number of AFG and AFG Holdings is (513) 579-2121; AFEI's telephone number is (513) 579-2172.

     AFG, through AFC, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products.

     AFG Holdings is a recently formed Ohio corporation which has not conducted any business operations. Immediately following the AFG Reorganization and the AFEI Merger, AFG Holdings' only material assets would be (i) the stock of AFG (other than shares held by AFC and its subsidiaries) and (ii) the shares of AFEI Common Stock it acquires in the AFEI Merger. AFG Holdings' currently owns all of the outstanding stock of AFEI Acquisition Corp. and AFG Acquisition Corp., which were recently formed solely to serve as acquisition vehicles to accomplish the AFG Reorganization and the AFEI Merger.

     AFEI is a holding company whose assets consist primarily of cash and investments in AFG and AAG.

                                THE AFG MEETING

GENERAL

     The AFG Meeting is being held to consider and act upon a proposal to approve the AFG Reorganization pursuant to which AFG would become a wholly-owned subsidiary of AFG Holdings, with outstanding capital stock immediately after the AFG Reorganization virtually identical to that of AFG prior to the AFG Reorganization. See "The AFG Reorganization." AFG shareholders will also vote on any other matters that properly come before the AFG Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     AFG's Board of Directors has fixed the close of business on July   , 1997
as the record date for determination of the holders of AFG Common Stock who are entitled to notice of and to vote at the AFG Special Meeting. As of the record
date, there were           shares of AFG Common Stock outstanding and eligible
to vote.

     The AFG Reorganization is proposed to be accomplished by means of a merger under Ohio law. Approval by the holders of a majority of the outstanding shares of AFG Common Stock is required to approve the AFG Reorganization. Approximately 45% of the outstanding AFG Common Stock is owned or controlled by the Lindner Family. The Lindner Family has informed AFG management that the shares of AFG Common Stock owned by them will be voted in favor of the AFG Reorganization. Abstentions, shares not voted for any reason and broker non-votes will have the same effect as a negative vote.

     AFG Common Stock represented by properly executed proxies received at or prior to the AFG Special Meeting and which have not been revoked will be voted in accordance with the instructions contained therein. Shares represented by properly executed proxies for which no instruction are given will be voted, at the discretion of the proxies named therein, and are expected to be voted FOR approval of the AFG Reorganization.

     AFG shareholders are requested to complete, sign, date and return promptly the enclosed Proxy Form in the postage prepaid envelope provided. AFG shareholders may revoke proxies by submitting, at any time prior to the vote on the AFG Reorganization, a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of AFG at any time prior to such vote or by attending the AFG Special Meeting and voting in person. Attendance at the AFG Special Meeting will not in and of itself revoke the proxy.

PROXY SOLICITATION

     The cost of the solicitation of AFG proxies will be borne by AFG. Solicitations will be made only by mail, except that directors, officers and employees of AFG may solicit proxies personally or by telephone or telegram, but such persons will not be specially compensated for such services. AFG may also reimburse brokers, banks, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding proxy material to beneficial owners of such stock.

                                THE AFEI MEETING

GENERAL

     The AFEI Meeting is being held to consider and act upon a proposal to approve the AFEI Merger pursuant to which each share of AFEI common stock, not then beneficially owned by AFG, would be exchanged, at the option of the holder, for either one share of AFG Holdings Common Stock or $37.00 in cash. AFEI shareholders also may elect to receive their merger consideration partly in shares of AFG Holdings Common Stock and partly in cash. See "The AFEI Merger." The AFEI shareholders will also vote on any other matters that properly come before the AFEI Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     AFEI's Board of Directors has fixed the close of business on July   , 1997
as the record date for determination of the holders of AFEI Common Stock who are entitled to notice of and to vote at the AFEI Special Meeting. As of the record
date, there were                shares of AFEI Common Stock outstanding.

     The AFEI Merger is proposed to be accomplished by means of a merger under Connecticut law. Under the AFEI Merger Agreement, approval by the holders of at least (i) 80% of the outstanding shares of AFEI Common Stock and (ii) two-thirds of those shares of AFEI Common Stock which are not beneficially owned by AFG or its officers, directors and associates is required to approve the AFEI Merger. AFG has agreed, and Mrs. Gruss has expressed her intention, to vote the approximately 81.9% and 7.4% of the outstanding shares of AFEI Common Stock owned by them, respectively, in favor of the AFEI Merger.

     AFEI Common Stock represented by properly executed proxies received at or prior to the AFEI Special Meeting and which have not been revoked will be voted in accordance with the instructions contained therein. Shares represented by properly executed proxies for which no instruction are given will be voted, at the discretion of the proxies named therein, and are expected to be voted FOR approval of the AFEI Merger. Abstentions, shares not voted for any reason and broker non-votes will have the same effect as a negative vote.

     AFEI shareholders are requested to complete, sign, date and return promptly the enclosed Proxy Form in the postage prepaid envelope provided. AFEI shareholders may revoke proxies by submitting, at any time prior to the vote on the AFEI Merger, a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of AFEI at any time prior to such vote or by attending the AFEI Special Meeting and voting in person. Attendance at the AFEI Special Meeting will not in and of itself revoke the proxy.

PROXY SOLICITATION

     The cost of the solicitation of AFEI proxies will be borne by AFEI. Solicitations will be made only by mail, except that directors, officers and employees of AFEI may solicit proxies personally or by telephone or telegram, but such persons will not be specially compensated for such services. AFEI may also reimburse brokers, banks, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding proxy material to beneficial owners of such stock.

                                  RISK FACTORS

     In deciding how to vote on the AFEI Merger proposal, shareholders of AFEI will be deciding whether to exchange their existing holdings of AFEI Common Stock for either cash or AFG Holdings Common Stock. Persons considering whether to exchange their holdings for AFG Holdings Common Stock should consider the following factors, in addition to the other information contained in this Joint Proxy Statement/Prospectus or incorporated herein by reference, before making that decision.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     AFG, AFC and APU are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing expenditures for administrative expenses, corporate services, the payment of principal and interest on borrowings and, with respect to AFC, for dividends on AFC preferred stock. They rely primarily on dividends and/or tax payments from their subsidiaries for funds to meet their obligations.

     Payments of dividends by the insurance subsidiaries of AFC and APU are subject to various laws and regulations which limit the amount of dividends that can be paid without prior approval from applicable state Departments of Insurance. In 1996, AFG's insurance company subsidiaries paid approximately $387 million in dividends, including approximately $180 million of dividends paid with prior approval. Without prior Department of Insurance approval, the maximum dividends that can be paid in 1997 by AFG's insurance subsidiaries is approximately $225 million. In the first six months of 1997, AFG's insurance subsidiaries have paid $135 million in dividends, including approximately $33 million paid with prior approval. The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings, competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, each state Department of Insurance has broad discretion to limit the payment of dividends by insurance companies domiciled in that state.

     AFG believes that the amounts currently available through dividends and tax payments without approval are sufficient to meet the expenditures of AFG, AFC and APU. A prolonged material decline in insurance subsidiary profits or materially adverse insurance regulatory developments, however, could subject AFG, AFC or APU to shortages of cash because of their inability to receive dividends from subsidiaries.

CYCLICALITY OF THE INSURANCE INDUSTRY; IMPACT OF CATASTROPHES

     AFG's insurance subsidiaries operate in a highly competitive industry that is affected by many factors which can cause significant fluctuations in their results of operations. The property and casualty insurance industry has historically been subject to pricing cycles characterized by periods of intense competition and lower premium rates (a "downcycle") followed by periods of reduced competition, reduced underwriting capacity and higher premium rates (an "upcycle"). The property and casualty insurance industry is currently in an extended downcycle, which has lasted approximately eight years. The underwriting results for AFG's property and casualty operations have been adversely affected by this downcycle, particularly in unfavorable pricing in certain standard commercial lines of business.

     As with other property and casualty insurers, AFG's operating results can be adversely affected by unpredictable catastrophe losses. AFG's insurance subsidiaries generally seek to reduce their exposure to such events through individual risk selection and the purchase of reinsurance. Total net losses to AFG's insurance operations from catastrophes were approximately $12 million during the first six months of 1997; $85 million in the year 1996; $70 million in 1995; $56 million in 1994; $30 million in 1993; and $45 million in 1992.

REGULATION

     AFG's insurance subsidiaries are regulated under the insurance and insurance holding company laws of their states of domicile and other states in which they operate. These laws, in general, require approval of the particular insurance regulators prior to certain actions by the insurance companies, such as the payment of dividends in excess of statutory limitations (as discussed under "Holding Company Structure; Dividend Restrictions" above) and certain transactions and continuing service arrangements with affiliates. Regulation and supervision of each insurance subsidiary is administered by a state insurance commissioner who has broad statutory powers with respect to the granting and revoking of licenses, approvals of premium rates, forms of insurance contracts and types and amounts of business which may be conducted in light of the policyholders' surplus of the particular company. The statutes of most states provide for the filing of premium rate schedules and other information with the insurance commissioner, either directly or through rating organizations. The commissioner generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, required approvals could have an adverse impact on the operations of AFG's insurance subsidiaries.

     The National Association of Insurance Commissioners has adopted the Risk Based Capital For Insurers Model Act (the "Model Act") which applies to both life and property and casualty companies. The risk-based capital formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptably low expectation of becoming financially impaired. The Model Act provides for increasing levels of regulatory intervention as the ratio of an insurer's total adjusted capital and surplus decreases relative to its risk-based capital, culminating with mandatory control of the operations of the insurer by the domiciliary insurance department at the so-called "mandatory control level." The risk-based capital formulas became effective in 1993 for life companies and in 1994 for property and casualty companies.

RATINGS; COMPETITION

     A.M. Best, publisher of Best's Insurance Reports, Property-Casualty, has given AFC's principal insurance subsidiaries a rating of "A" (Excellent). Although some of the large insurance companies against which these insurers compete have higher ratings, management believes that the current rating is adequate to enable them to compete successfully. A downgrade in the A.M. Best rating below "A" (Excellent) could adversely affect their competitive position.

     Great American Life Insurance Company ("GALIC"), the principal insurance subsidiary of AAG is rated "A" (Excellent). Management believes that a rating in the "A" category is necessary to successfully market tax-deferred annuities to public education employees and other not-for-profit groups, the markets in which GALIC competes. A downgrade in the A.M. Best rating below the "A" category could materially and adversely affect the competitive position of GALIC.

INVESTMENT PORTFOLIO; EFFECTS OF CHANGES IN INTEREST RATES

     AFG's investment portfolio consists primarily of fixed maturity securities, such as investment grade, publicly traded corporate debt securities and mortgage-backed securities. At March 31, 1997, 88% of AFG's investment portfolio was invested in fixed maturity securities, of which approximately 27% was invested in mortgage-backed securities. Certain risks are inherent in connection with fixed maturity securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Certain additional risks are inherent with mortgage-backed securities, including the risks associated with reinvestment of proceeds due to prepayments of such obligations in a period of declining interest rates.

ANNUITY PRODUCT CONCENTRATION; POTENTIAL IMPACT OF FUTURE CHANGES IN FEDERAL INCOME TAX TREATMENT OF ANNUITY PRODUCTS

     GALIC's business is primarily the sale of tax-deferred annuities. Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by an annuitant. Taxes, if any, are payable on the accumulated tax-deferred earnings when those earnings are paid to the annuitant. If the federal income tax laws were to change so that accumulated earnings on annuity products do not enjoy the tax deferral described above, or such that other savings and investment products were to achieve similar tax deferral status, or such that tax rates were significantly lowered so that the annuitant's ability to defer income tax on annuity earnings was no longer a significant factor for the policyholder, consumer demand for the affected annuity products could decline materially or be eliminated. From time to time, proposals to one or more of these effects have been made in Congress and no assurance can be given that a tax law change will not occur in the future. If the demand for its annuity products were to decrease significantly for any reason, GALIC's operations and financial condition could be materially and adversely affected.

     In August 1996, a new federal law became effective which expanded the ability of not-for-profit organizations to offer non-qualified deferred compensation plans to their employees. The full impact of this change is impossible to predict. However, if the increased availability of these plans reduces the demand for annuities qualified under Section 403(b) of the Code, GALIC's business could be adversely affected.

ADEQUACY OF INSURANCE LOSS RESERVES

     The insurance subsidiaries of AFG establish reserves to cover their estimated liability for losses and loss adjustment expense with respect to both reported and unreported claims as of the end of each accounting period. By their nature, such reserves do not represent an exact calculation of liabilities. Rather, except for reserves related to asbestos and environmental ("A&E") claims, such reserves are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on facts and circumstances known at the time, predictions of future events, estimates of future trends in the severity and frequency of claims and judicial theories of liability as well as inflation.

     Estimation of loss reserves for many specialty commercial lines of business is more difficult than for certain standard commercial lines because claims may not become apparent for a number of years (such period of time being referred to as the "tail"), and a relatively higher proportion of ultimate losses is considered incurred but not reported. As a result, variations in loss development are more likely in these lines of business.

     Certain of AFG's insurance subsidiaries, including Great American Insurance Company, face liabilities for A&E claims. A&E claims arise out of general liability and commercial multi-peril policies issued prior to the early 1980's when providing coverage for A&E exposures was not specifically contemplated by such policies.

     The insurance industry typically includes only claims relating to polluted waste sites and asbestos in defining environmental exposures. AFG extends its definition of A&E claims to include claims relating to breast implants, repetitive stress on keyboards, DES (a drug used in pregnancies years ago alleged to cause cancer and birth defects) and other latent injuries.

     Establishing reserves for A&E claims is subject to uncertainties that are greater than those presented by other types of claims. Factors contributing to those uncertainties include a lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage and the extent and timing of any such contractual liability. Courts have reached different and sometimes inconsistent conclusions as to when a loss is deemed to have occurred, what policies provide coverage, what claims are covered, whether there is an insured obligation to defend, how policy limits are determined and other policy provisions. Management believes these issues are not likely to be resolved in the near future and that, as a result, a reasonable estimate of ultimate liability for A&E exposure is not possible at this time. The reserve for A&E exposures for AFG's insurance subsidiaries are reevaluated regularly based on an analysis of the insurers' exposures, together with industry reserving levels and financial reporting principles.

     In the third quarter of 1996, AFG strengthened its A&E reserves based upon revised insurance industry standards for reserving such claims. This action resulted in a non-cash, pretax charge of approximately $80 million. AFG's A&E reserves (net of reinsurance recoverable) at December 31, 1996 were approximately $340 million.

     AFG regularly reviews its reserving techniques and reserve positions and believes that adequate provision has been made for loss reserves. Nevertheless, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in reserves previously established.

REINSURANCE

     AFG relies to a certain extent on the use of reinsurance to limit the amount of risk it retains. The availability and cost of reinsurance are subject to prevailing market conditions which are beyond AFG's control and which may affect its level of business and profitability. As of December 31, 1996, AFG had reinsurance recoverables of approximately $720 million, representing estimated amounts recoverable from reinsurers pertaining to paid and unpaid claims. AFG is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve AFG of its liability to insureds.

USX LITIGATION

     In May 1994, lawsuits were filed against APU by USX Corporation ("USX") and its former subsidiary, Bessemer and Lake Erie Railroad Company ("B&LE"), seeking contribution by APU, as the successor to the railroad business conducted by Penn Central Transportation Company ("PCTC") prior to 1976, for all or a portion of the approximately $600 million that USX paid in satisfaction of a judgment against B&LE in 1991 for its participation in an unlawful antitrust conspiracy among certain railroads commencing in the 1950's and continuing through the 1970's. The lawsuits argue that USX's liability for that payment was attributable to PCTC's alleged activities in furtherance of the conspiracy. APU argued that the lawsuits were barred by an order issued in connection with PCTC's bankruptcy reorganization.

     In May 1996, the U.S. Supreme Court declined to hear APU's petition with respect to the bankruptcy bar issue, thereby permitting USX's lawsuits to proceed. APU and its outside counsel continue to believe that APU has substantial defenses and should not suffer a material loss as a result of this litigation.

                                SPECIAL FACTORS

BACKGROUND OF AND REASONS FOR THE AFEI MERGER

     In February 1997, AFG and AFEI began examining the feasibility of a transaction pursuant to which AFEI would become a wholly-owned subsidiary of AFG. The original AFG proposal was that each issued and outstanding share of AFEI Common Stock (other than those beneficially owned by AFG and its affiliates) would be converted into or exchanged for one share of AFG Common Stock. On February 24, 1997, the Board of Directors of AFEI created a special committee of the Board of Directors (the "Special Committee"), which was charged with the duty of evaluating the feasibility of such a transaction with AFG and, if so deemed feasible, of evaluating, negotiating and finalizing such a transaction on behalf of the shareholders of AFEI (other than AFG and its affiliates). Mr. Anreder, the sole director of AFEI who was not an employee or otherwise an affiliate of AFG, was appointed the member of the Special Committee.

     On February 26, 1997, AFG and AFEI jointly announced that they were examining the feasibility of such a transaction, which they intended would be structured so as to be tax-deferred to AFEI shareholders electing to receive stock.

     In its initial negotiations with AFG, the Special Committee requested that AFG consider paying cash at $37.00 per share to any AFEI shareholder who elected to receive cash so long as providing a cash alternative did not make the exchange of AFEI Common Stock for AFG Common Stock a taxable event to those electing the stock alternative. Subsequently, AFG determined that such a transaction should be undertaken in conjunction with a reorganization of AFG. As set forth elsewhere in this Joint Proxy Statement/Prospectus, AFG has requested its shareholders to approve the AFG Reorganization.

     On March 19, 1997, the Special Committee retained the law firm of Morrison & Foerster LLP to provide legal services in connection with consideration of the proposed transaction.

     By letter dated April 23, 1997 to the Special Committee, AFG proposed to AFEI a merger transaction in which AFEI shareholders (other than AFG and its affiliates) could elect to receive either $37.00 per share in cash or shares of AFG Holdings Common Stock on a one-for-one basis, subject to customary approvals and conditions. On that date, AFG also issued a press release announcing the proposed AFEI Merger.

     On April 23, 1997, the Board of Directors of AFEI elected Neil M. Hahl to the Board of Directors and appointed him a member of the Special Committee. Mr. Hahl was a senior officer of a predecessor of AFG for approximately 12 years. Since then, Mr. Hahl has been an independent consultant to, among others, businesses spun off by AFG. Mr. Hahl currently is not an employee of, a consultant to or otherwise affiliated with AFG.

     At its initial meeting on April 24, 1997, the Special Committee ratified the engagement of Morrison & Foerster LLP as counsel to the Committee. It also began preliminary discussions of the AFG offer. Mr. Anreder noted that each minority AFEI shareholder would likely be able to elect all cash, an improvement from an earlier AFG proposal, which, because of certain tax requirements, would have required a majority of shareholders to accept shares. He also discussed the origin of $37.00 as the exchange price for a share of AFEI Common Stock. When a merger transaction was initially proposed in February 1997, AFG Common Stock was trading at about $37.00 per share. As of April 23, 1997, the date of the joint press release, the AFG Common Stock was trading at about $33.00 per share, and, therefore, the $37.00 per share in cash was attractive downside protection. To the Special Committee's knowledge, AFG did not consider either increasing or reducing the cash portion of the merger consideration. The Special Committee was informed that certain transactions entered into by AFG in prior years affected the structure of the proposed AFEI Merger. It was also noted that the Merger Agreement would be reviewed carefully from the point of view of the minority shareholders to ensure that those shareholders electing stock would obtain tax-deferred treatment, and that (to the extent possible) any restriction relating to tax requirements would not be too burdensome to the AFEI shareholders. The Special Committee also discussed the business prospects for AFG and AFEI. It was noted that a substantial majority of AFEI assets consisted of AFG and AAG stock and that other assets were primarily liquid securities.

     On May 1, 1997, AFEI was served with a complaint entitled Harry Lewis v. Carl H. Lindner, et al. (the "Shareholder Litigation"). For additional information about such lawsuit, see "-- Certain Litigation Affecting the AFEI Merger." The Special Committee met on May 2, 1997 to discuss the complaint on a preliminary basis.

     On May 15, 1997, the Special Committee met and discussed possible improvements to the Merger Agreement from the AFEI minority shareholders' point of view, including, among others, receipt of a tax opinion with respect to the tax consequences of the AFEI Merger, necessary quorum and voting requirements for approval of the Merger Agreement, and providing sufficient notice to the AFEI shareholders of the meeting. At the meeting, the proposed retention of Oscar Gruss & Son, Incorporated ("Gruss") as financial advisor to the Special Committee was discussed. It was noted that Mr. Anreder is an executive vice president of Gruss and that a member of the Gruss family owned 7.4% of AFEI's outstanding Common Stock. Legal counsel to the Special Committee also indicated that local Connecticut counsel for the Special Committee with respect to the Shareholder Litigation separate from that for AFEI might be appropriate. The engagement letter of Oscar Gruss & Son, Incorporated was discussed, with Mr. Anreder recusing himself. In addition, it was determined that local Connecticut counsel be retained to represent the Special Committee in connection with the Shareholder Litigation in order to maintain the separate constituencies and responsibilities of AFEI and AFG.

     On May 28, 1997, the Special Committee of the Board of Directors and AFEI engaged Gruss on an exclusive basis to act as its financial advisor to render an opinion with respect to the fairness, from a financial point of view, to AFEI's common shareholders (other than AFG and its affiliates) of the consideration to be received in the proposed AFEI Merger. See "-- Opinion of Financial Advisor." Pursuant to an engagement letter dated May 28, 1997, AFEI has agreed to pay Gruss $600,000, payable upon delivery of the Opinion (whether favorable or unfavorable) to the Special Committee. AFEI has also agreed to reimburse Gruss for its reasonable out of pocket expenses, including the fees and disbursements of its counsel and to indemnify Gruss and certain related entities and persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     On May 29, 1997, a due diligence session was held in Cincinnati, Ohio. At the meeting, representatives of Gruss and the Special Committee's legal counsel reviewed AFG's financial condition, results of operations, cash flow, competitive position and business prospects. There were also presentations made on specific business segments of AFG.

     Between May 7, 1997 and June 6, 1997, the Special Committee and its legal counsel continued to negotiate the terms of the Merger Agreement with AFG and its legal counsel in order to resolve open issues and to establish the final terms of the transaction for consideration by the Special Committee. By June 6, 1997, substantially all of the business terms of the Merger Agreement had been negotiated.

     On June 12, 1997, the Special Committee met, together with Gruss and its legal counsel, to review the terms of the draft Merger Agreement, the process and timing of the due diligence review by its legal counsel and Gruss of AFG and the AFEI Merger, and the proposed nature and timing of any fairness opinion that could be issued by Gruss.

     At the June 20th meeting of the Special Committee, representatives of Gruss presented a draft of their proposed presentation and opinion. The Special Committee asked a number of questions concerning the procedures Gruss had followed in reaching its tentative conclusions and explored the remaining diligence and analysis to be accomplished. See "-- Summary of Analyses" below. The Committee also discussed negotiating an increase in the cash portion of the merger consideration to reflect the recent increase in the price of AFG Common Stock. It was noted that many minority holders (other than certain members of the Gruss family) might elect the cash alternative, and, after further discussion, it was decided to discuss an increase in the cash alternative with AFG.

     On June 24, 1997, at a meeting of the Special Committee, Gruss presented a final draft of its proposed opinion as to the fairness, from a financial point of view, of the merger consideration of the proposed AFEI Merger. See
"-- Opinion of Financial Advisor." Mr. Hahl stated that he had discussed increasing the cash alternative with a representative of AFG, and that the merger consideration would remain unchanged. After reviewing the current status of the Merger Agreement and the results of due diligence by Gruss and legal counsel to the Committee, the Special Committee unanimously resolved to recommend the AFEI Merger to the AFEI Board of Directors and shareholders, subject to receipt of
(a) a final Merger Agreement, substantially identical to the terms previously negotiated by them, executed by AFG and (b) an executed opinion from Gruss, substantially identical to the opinion reviewed by them at the meeting.

     On July 9, 1997, the AFEI Board of Directors held a special meeting at which all members were present, including the two members of the Special Committee. The AFEI Board of Directors unanimously approved the Merger Agreement, which previously had been executed by AFG. This approval was given after presentations by the financial advisor and legal counsel for the Special Committee. In addition, Gruss delivered its opinion to the Special Committee to the effect that, as of such date and based upon and subject to certain matters stated therein, the merger consideration is fair to the holders of AFEI common stock, (other than AFG and its affiliates) from a financial point of view. See "-- Opinion of Financial Advisor." Following the meeting, the Merger Agreement was executed by AFEI, and immediately thereafter, a joint press release was issued announcing the execution of the definitive Merger Agreement.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AFEI; REASONS FOR RECOMMENDATIONS

     The Special Committee has concluded that the consideration to be received by the holders of AFEI Common Stock (other than AFG and its affiliates) pursuant to the AFEI Merger, is fair to such holders from a financial point of view. As a result, the Special Committee has recommended approval of, and the Board of Directors of AFEI has unanimously approved, the Merger Agreement and the transactions contemplated thereby. THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AFEI UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF AFEI VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE AFEI MERGER.

     In reaching the conclusion and recommendation described above, the Special Committee and the AFEI Board considered the following factors:

     1. The terms of the Merger Agreement, which reflect the results of negotiations between, and satisfy the competing interests of, AFG and AFEI.

     2. The written opinion, dated July 9, 1997, of Oscar Gruss & Son, Incorporated to the Special Committee to the effect that, as of such date and based upon and subject to certain matters stated therein, the merger consideration to be received by the holders of AFEI Common Stock (other than AFG and its affiliates) pursuant to the AFEI Merger, was fair to such holders from a financial point of view.

     3. The structure of the transaction, including that each of the holders of AFEI Common Stock (other than AFG and its affiliates) have the choice to receive cash or AFG Holdings Common Stock.

     4. The fact that the cash alternative substantially exceeds the highest trading price of AFEI Common Stock prior to the announcement of the AFEI Merger proposal.

     5. A review of AFG's financial condition, results of operations, cash flows, competitive position and business prospects.

     6. The fact that as of June 30, 1997, three-fourths of AFEI's assets consisted of AFG Common Stock.

     7. As a result of the AFEI Merger, AFEI would no longer be a public company. This will provide savings to AFEI as well as to AFG because AFEI would no longer have to incur the costs associated with AFEI having public shareholders.

     8. The treatment of the AFEI Merger as a tax free transaction for federal income tax purposes for those AFEI shareholders receiving solely shares of AFG Holdings Common Stock, which will permit the holders of AFEI Common Stock to avoid having to realize gain upon the receipt of AFG Common Stock in the AFEI Merger.

     9. The fact that approval of the AFEI Merger requires the affirmative vote of both the holders of 80% of the outstanding shares of AFEI Common Stock and the holders of two-thirds of those shares of AFEI Common Stock not beneficially owned by AFG or its officers, directors or associates.

     The Special Committee did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Special Committee viewed their position and recommendations as being based on the totality of the information presented to and considered by them.

OPINION OF FINANCIAL ADVISOR

     Oscar Gruss & Son, Incorporated acted as financial advisor to the AFEI Special Committee in connection with the AFEI Merger. Gruss was founded in 1947 as a private investment and merchant bank and securities firm. Among other services, Gruss provides valuations of businesses and their securities in connection with mergers and acquisitions, public offerings and for other purposes.

     In connection with Gruss' engagement, the Special Committee requested that Gruss evaluate the fairness, from a financial point of view, to AFEI of the consideration to be received by the holders of AFEI Common Stock (other than AFG and its affiliates) in the AFEI Merger. At a meeting of the Special Committee, held on July 9, 1997, Gruss rendered to the Special Committee a written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of AFEI Common Stock (other than AFG and its affiliates) in the AFEI Merger, was fair to such holders from a financial point of view (the "Gruss Opinion").

     In arriving at its opinion, Gruss (i) reviewed the Merger Agreement, (ii) reviewed publicly available information concerning AFEI, AFG and certain affiliates of AFG that Gruss believed to be relevant to its inquiry, (iii) reviewed financial and operating information with respect to the business, operations and prospects of AFG and AFEI furnished to Gruss by AFG, (iv) met with certain officers and employees of AFG and AFEI and certain affiliates concerning their respective businesses, operations, assets, present condition and future prospects, (v) considered certain financial and stock market data of AFEI and AFG and compared that data with similar data for other publicly traded companies that Gruss deemed relevant, (vi) considered analyses of the respective contributions in terms of assets, liabilities and earnings of AFG and AFEI to AFG Holdings and the relative ownership of AFG Holdings after the Merger by the current shareholders of AFG and AFEI and (vii) considered synergies and other potential benefits arising from the Merger. Gruss did not review any financial projections with respect to AFG, AFEI or any affiliates of AFG as it was advised by AFG management that such companies did not engage in projections of operating results.

     In reaching its opinion, Gruss assumed and relied upon the accuracy and completeness of the financial and other information furnished to it and did not assume responsibility for or make any independent verification of such information. Gruss also took into account its assessment of general economic, market and financial conditions and its expertise in similar transactions as well as its experience in securities valuation generally. The Gruss Opinion necessarily is based upon regulatory, economic, market and other conditions as they existed on, and the information made available to it as of, the date of the Gruss Opinion. Gruss did not express any opinion as to the value of AFG Holdings Common Stock when issued pursuant to the AFEI Merger or the price at which AFG Holding Common Stock will trade subsequent to the AFEI Merger.

     The full text of the Gruss Opinion, dated July 9, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/ Prospectus and is incorporated herein by reference. AFEI SHAREHOLDERS ARE URGED TO READ THE GRUSS OPINION CAREFULLY IN ITS ENTIRETY. The Gruss Opinion is directed only to the fairness of the consideration to be received by shareholders of AFEI Common Stock (other than AFG and its affiliates) in the AFEI Merger from a financial point of view, does not address any other aspect of the AFEI Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed AFEI Merger or whether any such shareholder should elect to receive cash or shares of AFG Holdings Common Stock. The summary of the Gruss Opinion set forth in this Joint Proxy Statement/ Prospectus is qualified in its entirety by reference to the full text of Gruss Opinion.

SUMMARY OF ANALYSIS

     Pro Forma Acquisition Analysis. Gruss performed a series of analyses based on the Pro Forma Financial Information for the year ended December 31, 1996 and the three months ended March 31, 1997, prepared by AFG management, which included adjustments for the AFEI Merger and the AFC Merger and certain other adjustments. See "Pro Forma Financial Information" included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma adjustments also assume in the first scenario that AFEI holders elect to receive solely AFG Holdings Common Stock in exchange for their AFEI common stock and in the second scenario that AFEI holders elect to receive 50% cash and 50% AFG Holdings Common Stock. Based upon such information and assumptions, AFG's pro forma earnings before extraordinary items per share of common stock for the year ended December 31, 1996, increased from $4.31 to $4.38 in the first scenario and $4.44 in the second scenario (1.6% and 3.0% increases, respectively). This increase resulted primarily from a decrease in the charge for minority interest.

     Analysis of AFG. AFG is primarily a multi-line property and casualty and an annuity and life insurance company. AFG also owns 42.7% of the common stock of Chiquita Brands International, Inc. ("Chiquita"), a publicly traded company. In analyzing AFG, Gruss reviewed, among other things; (i) the closing price of AFG common stock on June 20, 1997($40.63 per share); (ii) the previous two-year trading range of AFG Common Stock; (iii) relevant publicly available financial information on AFG, including its Annual Reports, Forms 10-K, Forms 10-Q and Proxy Statements, as well as news releases and research reports; and (iv) selected comparable publicly traded companies.

     Gruss' valuation methodology segmented AFG into the insurance operations and the Chiquita holdings (which represented approximately 15% of AFG's Equity Market Capitalization (total shares of Common Stock outstanding multiplied by the closing market price per share as of a specified date) as of June 20, 1997). Gruss valued the insurance operations based primarily upon an analysis of comparable publicly traded companies. Gruss did not perform a discounted cash flow analysis since AFG does not engage in forward projections of operating results because its management believes that such projections have limited utility. In addition, because AFG owns approximately 82% of AFEI Common Stock, Gruss did not perform an analysis of comparable merger and acquisition transaction multiples. Gruss selected publicly traded property and casualty and annuity insurance companies that, in Gruss' judgement, were most closely comparable to AFG (the "AFG Comparable Companies") based upon general business, operating and financial characteristics, although Gruss recognized that each of the AFG Comparable Companies is distinguishable from AFG in certain respects. The AFG Comparable Companies included as part of the property and casualty insurance group were Argonaut Group, Inc., W.R. Berkeley Corp., The Chubb Corp., Freemont General Corporation, Guaranty National Corp., Integon Corp., Orion Capital Corporation, The Progressive Corporation, TIG Holdings Inc., and Zenith National Insurance Corp. The AFG Comparable Companies included as part of the annuity insurance group were Amvestors Financial Corporation, Equitable of Iowa Companies, Presidential Life Corp., Sunamerica Inc. and Western National Corp. Gruss reviewed, among other things, each AFG Comparable Company's (i) selected balance sheet data (both on a statutory and GAAP accounting basis); (ii) operating statement data, including latest twelve month ("LTM") net income;
(iii) future net income estimates made by research analysis; and (iv) historical trading ranges of common stock.

     Gruss calculated a range of market multiples for the AFG Comparable Companies by dividing the Total Market Capitalization (Equity Market Capitalization as of June 20, 1997 plus total debt, preferred stock and minority interest, less equity in investee companies and cash and cash equivalents as reported in its most recently available Form 10-Q) for each AFG Comparable Company by such company's statutory surplus as reported in its most recently available Form 10-Q or Form 10-K. Multiples of Total Market Capitalization to statutory surplus for the AFG Comparable Companies ranged form 1.4x to 5.3x. Gruss then calculated a range of market multiples by dividing each of the AFG Comparable Company's respective Equity Market Capitalization as of June 20, 1997 by its book value and tangible book value as reported in the most recently available Form 10-Q. Gruss also calculated the multiples of common stock prices per share to actual 1996 earnings per share, LTM earnings per share (ending March 31, 1997) and composite equity research analysts' estimates of 1997 and 1998 earnings per share (as reported by I/B/E/S) for the AFG Comparable Companies. Multiples of Equity Market Capitalization to book value and tangible book value ranged from

1.1x to 3.6x for property and casualty companies and from 1.2x to 3.2x for annuity companies. Multiples of common stock prices to actual 1996 earnings per share ranged from 11.5x to 24.6x for property and casualty companies and from 10.6x to 25.8x for annuity companies. Multiples of common stock prices to LTM earnings per share ranged from 10.5x to 22.2x for property and casualty companies and from 10.3x to 22.9x for annuity companies. Multiples of common stock prices to estimated 1997 earnings per share ranged from 11.1x to 21.9x for property and casualty companies and from 11.0x to 18.7x for annuity companies. Multiples of common stock prices to estimated 1998 earnings per share ranged from 10.2x to 19.8x for property and casualty companies and 9.7x to 15.9x for annuity companies. In reviewing the AFG Comparable Companies, Gruss placed greatest emphasis on multiples for LTM earnings per share of common stock, since AFG did not supply Gruss with projected 1997 and 1998 earnings per share. Based on these multiples, Gruss derived an implied range of values for AFG's insurance business of $2.3 billion to $3.3 billion.

     In addition to its insurance business, AFG holds a significant position in Chiquita. Based on the closing market price at June 20, 1997 of $15.00 per share, AFG's holding in Chiquita had a value of $362.1 million. Gruss also reviewed Chiquita's previous 52-week trading range of common stock and relevant publicly available financial information including its Annual Reports, Forms 10-K, Forms 10-Q and Proxy Statements as well as new releases and research reports.

     Overall Analysis of AFG. Adding the implied valuation range for AFG's insurance businesses of $2.28 billion to $3.32 billion to the valuation of AFG's Chiquita holdings of $362.1 million, Gruss derived a valuation range for AFG of $2.64 billion to $3.68 billion. This valuation range in turn implied a valuation range for AFG common stock of $43.20 to $60.14 per share, which supports Gruss' conclusion as to the fairness of the merger consideration from a financial point of view to the shareholders of AFEI (other than AFG and its affiliates).

     Analysis Relating to AFEI. AFEI is a holding company the principal assets of which consist of cash, shares of common stock of AFG, a multi-line property and casualty insurance company, and of AAG, an annuity insurance company. Gruss reviewed AFEI's (i) closing price of common stock on February 28, 1997, prior to the initial merger announcement ($27.50 per share); (ii) the previous two-year trading range of AFEI common stock, and (iii) relevant publicly available financial information, including its Annual Reports, Forms 10-K, Forms 10-Q and Proxy Statements, as well as new releases. In performing its analysis of AFEI, Gruss used such valuation methodologies as Gruss deemed necessary or appropriate for purposes of rendering its opinion.

     Gruss derived a range of equity valuations for AFEI by applying market prices to its holdings of AFG and AAG. Based upon the June 20, 1997 closing prices, AFEI's holdings of AFG and AAG common stock, plus the market value of its other assets as of March 31, 1997, less AFEI's $68.4 million intercompany debt to AFC (as of March 31, 1997), Gruss calculated a value of $36.43 per share of AFEI common stock. The results of this analysis support Gruss' conclusion as to the fairness of the merger consideration from a financial point of view to the AFEI public shareholders.

CERTAIN HOLDINGS OF AFG AND AFEI COMMON STOCK

  AFG

     The Lindner Family is the beneficial owner of approximately 45% of AFG's Common Stock. The Lindner Family may be deemed to be controlling persons of AFG. For additional information concerning the ownership of AFG Common Stock by the principal shareholders, directors and executive officers of AFG, please see the Proxy Statement of AFG for its 1997 Annual Meeting of Shareholders which has been filed with the Commission by AFG and is incorporated herein by reference.

  AFEI

     The following shareholders are the only persons known by AFEI to own beneficially five percent or more of the outstanding AFEI Common Stock as of June 30, 1997:

                        NAME AND ADDRESS                      AMOUNT AND NATURE OF     PERCENT
                      OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP     OF CLASS
    --------------------------------------------------------  --------------------     --------
    American Financial Group, Inc...........................       10,981,429(a)         81.9%
    One East Fourth Street
    Cincinnati, Ohio 45202

    Regina Gruss............................................          986,472(b)          7.4%
    33 Riverside Drive
    New York, New York 10023

---------------

(a) The Lindner Family shares with AFG voting and dispositive power with respect to the shares of AFEI Common Stock owned by AFG.

(b) Additionally, Mrs. Gruss is a director of a charitable and educational foundation which beneficially owns 145,616 shares of AFEI. Mrs. Gruss disclaims beneficial ownership with respect to all of the shares held in the foundation.

     Information concerning AFEI's Common Stock beneficially owned by each director and executive officer of AFEI as of June 30, 1997, is shown in the following table:

                                                       AMOUNT AND NATURE OF
                                                       BENEFICIAL OWNERSHIP
                                                 ---------------------------------
                                                 SHARES    EXERCISABLE                   PERCENT
                                                 OWNED     OPTIONS(B)       TOTAL       OF CLASS
                                                 -----     -----------     -------     -----------
    Carl H. Lindner (a)........................   -0-            -0-           -0-         --
    Julius S. Anreder..........................  14,744          -0-        14,744         (c)
    James E. Evans.............................  56,000       60,000       116,000         (c)
    Robert D. Lindner..........................  10,000          -0-        10,000         (c)
    Fred J. Runk...............................  88,194          -0-        88,194         (c)
    Thomas E. Mischell.........................  40,000       35,000        75,000         (c)
    Neil M. Hahl...............................   -0-            -0-           -0-         --

---------------

(a) In addition, Mr. Carl H. Lindner may be deemed to beneficially own the shares of AFEI Common Stock held by AFG.

(b)  Represents shares which may be acquired upon exercise of stock options.

(c)  Less than 1%.

CERTAIN LITIGATION AFFECTING THE AFEI MERGER

     A lawsuit was filed following the April 23, 1997 public announcement of a proposal whereby AFG would acquire the AFEI Common Stock not owned by AFG. The lawsuit names AFG, AFEI and six of AFEI's directors as defendants, alleges that the price offered in the proposal for AFEI's Common Stock is inadequate, and seeks to temporarily or permanently enjoin any transaction, or, alternatively, seeks recession or compensatory damages. The class action complaint was filed in Superior Court in Hartford, Connecticut, as Harry Lewis v. Carl H. Lindner, et al. The defendants have filed a motion to dismiss based on Connecticut law "prior demand" requirements and cases and statutes which would hold or indicate that appraisal is the sole remedy which would be available to plaintiffs in this instance. Management believes that the suit is without merit and intends to contest it vigorously.

                             THE AFG REORGANIZATION

GENERAL

     The Board of Directors of AFG has unanimously approved the AFG Reorganization Agreement, pursuant to which AFG would become a wholly-owned subsidiary of AFG Holdings and the shareholders of AFG would become the shareholders of AFG Holdings. On the effective date of the AFG Reorganization (the "AFG Reorganization Effective Date"), the shareholders of AFG (other than AFC and its subsidiaries) would receive AFG Holdings Common Stock in exchange for their AFG Common Stock on a one-for-one basis. The AFG Holdings Common Stock would be listed on the New York Stock Exchange as the AFG Common Stock now is, and AFG stock certificates would constitute "good delivery" for transactions occurring after the AFG Reorganization. It would not be necessary to exchange AFG stock certificates for AFG Holdings stock certificates, as outstanding AFG stock certificates would automatically represent the AFG Holdings shares into which they would be converted. AFG Common stock held by AFC and its subsidiaries (which is treated as retired for AFG's financial accounting purposes and, under state law, cannot be voted) would not be affected by the AFG Reorganization.

     The AFG Reorganization would be accomplished through the merger of AFG Acquisition Corp., an Ohio corporation, with and into AFG, with AFG surviving, pursuant to the AFG Reorganization Agreement, a copy of which is attached hereto as Annex A. The Articles of Incorporation and Code of Regulations of AFG would be those of the surviving company following the AFG Reorganization. In the AFG Reorganization, the shares of common stock of AFG Acquisition Corp. issued and owned by AFG Holdings would be converted to, and thereafter represent, all of the issued and outstanding shares of AFG Common Stock (except for shares held by AFC and its subsidiaries). The officers and directors of AFG immediately prior to the AFG Reorganization would be the officers and directors of the surviving company. All issued and outstanding shares of AFG Common Stock prior to the AFG Reorganization would thereafter constitute AFG Holdings Common Stock.

     Applicable Ohio law provides, generally, that the surviving corporation in an Ohio merger succeeds to all of the rights, properties, obligations and liabilities of each of the constituent corporations. As a result, after the AFG Reorganization, AFG would generally be entitled to the benefit of the pre-reorganization rights and properties, and would be responsible for the pre-reorganization obligations and liabilities, of both AFG and AFG Acquisition Corp. However, AFG Acquisition Corp. is not intended to have any rights, properties, obligations or liabilities other than those associated with the AFG Reorganization.

CONDITIONS TO THE AFG REORGANIZATION

     If the shareholders of AFG approve the AFG Reorganization, the transaction would be completed as promptly as practicable. However, subject to contractual obligations under the AFEI Merger Agreement, the AFG Reorganization Agreement may be abandoned if circumstances develop which, in the opinion of the AFG Board of Directors, make the AFG Reorganization no longer in the best interests of the shareholders of AFG.

PRINCIPAL REASONS FOR THE AFG REORGANIZATION

     The principal reasons for the AFG Reorganization are to reduce administrative costs and inefficiencies and facilitate the elimination of one publicly traded company (AFEI).

AFG HOLDINGS COMPANY STRUCTURE, NO CHANGE IN AFG'S BUSINESS

     The AFG Reorganization would result in AFG's shareholders becoming shareholders of a holding company initially whose sole assets would be the stock of AFG and any other entities which it may acquire or form in the future (including by operation of the AFEI Merger). See "Principal Reasons for the AFG Reorganization." The AFG Reorganization itself would not effect any change in the business, management, properties or financial condition of AFG. The employee benefit plans and arrangements of AFG are not expected to be materially affected by the AFG Reorganization, although certain of them would be assumed by

AFG Holdings and others would remain the obligations of AFG. In particular, AFG Holdings has adopted a stock option plan covering 5,294,778 shares of its Common Stock and options under this plan would be issued to replace the outstanding options exercisable for shares of AFG Common Stock on the same terms and conditions as those outstanding options.

VOTE REQUIRED

     An affirmative vote of a majority of the outstanding shares of AFG Common Stock voting at the AFG Special Meeting is required to approve the AFG Reorganization.

DIRECTORS' RECOMMENDATION

     Based primarily on the expected reduction in administrative costs and the benefits of a simplified organizational structure if the AFG Reorganization and AFEI Merger are consummated, the AFG Board of Directors unanimously approved the AFG Reorganization and has recommended that AFG's shareholders vote in favor of the transaction.

NAME CHANGES

     Upon the consummation of the AFG Reorganization, AFG Holdings will change its name to "American Financial Group, Inc." and AFG will change its name to "AFC Holding Company."

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of AFG consists of 200 million shares of Common Stock and 25 million shares of Preferred Stock. At the effective time of the AFG Reorganization, the authorized capital stock of AFG Holdings will also consist of 200 million shares of Common Stock and 25 million shares of Preferred Stock.

AFG HOLDINGS' BOARD OF DIRECTORS, MANAGEMENT

     Following the AFG Reorganization, AFG Holdings will have the same directors and executive officers as AFG's present management. Information concerning those persons as well as a description of executive compensation and certain relationships and related transactions involving those persons is contained in the material incorporated by reference herein with respect to AFG.

DISSENTERS' RIGHTS

     The following is a summary of the principal steps which an AFG shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Revised Code (the "ORC"). The summary is qualified in its entirety by Section 1701.85 of the ORC, a copy of which is attached hereto as Annex D. Failure to take any one of the required steps may result in forfeiture of the rights of the shareholder under the ORC.

     Exercise of dissenters' rights under the ORC may result in a judicial determination that the "fair cash value" of the dissenting AFG shareholder's shares is higher or lower than the value of the AFG Holdings Common Stock to be paid for each share of AFG Common Stock in the AFG Reorganization.

     Any AFG shareholder whose shares are not voted for adoption of the AFG Reorganization may be entitled, if the AFG Reorganization is consummated, to be paid the "fair cash value" of such shares held of record on the record date. To be entitled to such payment, such shareholder must serve a written demand therefor upon AFG Holdings at One East Fourth Street, Cincinnati, Ohio, 45202 on or before the tenth day after the shareholder vote adopting the AFG Reorganization and must otherwise comply with Section 1701.85 of the ORC. AFG Holdings will not inform shareholders of the expiration of the ten-day period and therefore dissenting shareholders are advised to retain this Joint Proxy Statement/Prospectus. A vote for adoption of the AFG Reorganization constitutes a waiver of dissenters' rights. Submission of a properly executed proxy without a designation of "against" or "abstain" will constitute a vote for the AFG Reorganization. Failure to vote does not constitute a waiver of dissenters' rights. The required written demand must specify the shareholder's name and address, the number of shares of AFG Common Stock held of record on the record date and the amount claimed as the "fair cash value" of the shares. Voting against adoption of the AFG Reorganization will not of itself constitute a written demand as required by Section 1701.85 of the ORC.

     If AFG Holdings requests, dissenting shareholders must submit their share certificates to AFG Holdings within 15 days after the making of such request for endorsement thereon by AFG Holdings of a legend that demand for appraisal has been made. Such certificates will be returned promptly to the dissenting shareholder by AFG Holdings. AFG Holdings intends to make such a request to dissenting shareholders.

     If AFG Holdings and any dissenting shareholder cannot agree on the "fair cash value" of the shares of AFG Holdings Common Stock, either may within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the "fair cash value" of such shareholder's AFG Common Stock. The Court, if it determines that the dissenting shareholder is entitled to be paid the "fair cash value" of the AFG Common Stock, may appoint one or more appraisers to determine its value. If the Court approves the appraisers' report, judgment will be entered therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, shall be assessed or apportioned as the Court considers equitable. "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the shareholder's demand. "Fair cash value" would be determined as of the day prior to that on which the shareholder vote is taken at the Special Meeting and would exclude any appreciation or depreciation in market value of AFG Common Stock resulting from the proposed transaction. AFG Holdings does not intend to file such a complaint. Therefore, a dissenting shareholder must timely file such a complaint to protect his rights to a judicial determination under the ORC.

     The right of any dissenting shareholder to be paid the "fair cash value" of the AFG Common Stock will terminate if: (i) for any reason the AFG Reorganization, although adopted by shareholder vote, does not become effective;
(ii) the dissenting shareholder fails to serve an appropriate timely written demand upon AFG Holdings; (iii) the dissenting shareholder does not, upon request of AFG Holdings, timely surrender certificates for an endorsement thereon of a legend to the effect that demand for the "fair cash value" of such AFG Common Stock has been made; (iv) the demand is withdrawn by the dissenting shareholder, with the consent of the Board of Directors of AFG Holdings; (v) AFG Holdings and the dissenting shareholder shall not have come to an agreement as to the "fair cash value" of the AFG Common Stock and neither shall have filed a complaint in the Court as described above or (vi) the dissenting shareholder has otherwise not complied with the requirements of Section 1701.85 of the ORC.

     From the time a dissenting shareholder's demand is made until the termination of the right arising from that demand, all rights accruing from such AFG Common Stock, including dividend and voting rights, shall be suspended. If the right to receive "fair cash value" is terminated other than by purchase of the dissenting shareholder's AFG Common Stock by AFG Holdings, all such shareholder's rights with respect to AFG Common Stock shall be restored to the shareholder; if the AFG Reorganization has then been consummated, such rights shall consist solely of the right to receive the shares of AFG Holdings as provided in the AFG Reorganization.

                                THE AFEI MERGER

     The AFEI Merger Agreement provides for AFG Holdings to acquire AFEI through the merger of a newly formed wholly-owned subsidiary of AFG Holdings with and into AFEI. The following description of the AFEI Merger Agreement is not complete and is qualified in its entirety by reference to the AFEI Merger Agreement which is attached as Annex B as a part of this Joint Proxy Statement/Prospectus.

VOTE REQUIRED

     Under Connecticut law and the AFEI Merger Agreement, approval of the AFEI Merger will require the affirmative vote of both (i) the holders of at least 80% of the outstanding shares of AFEI Common Stock and

(ii) the holders of at least two-thirds of the outstanding shares of AFEI Common Stock not beneficially owned by AFG or its officers, directors, affiliates or associates.

EFFECTIVE TIME OF THE ACQUISITION

     If approved by AFEI shareholders and if all other conditions to the completion of the AFEI Merger are either waived or satisfied, the AFEI Merger will be consummated through the filing of merger documents with the Secretary of the State of Connecticut, at which time it will become effective.

EFFECT ON COMMON STOCK; EFFECT ON STOCK OPTIONS

     Each outstanding share of AFEI Common Stock, not beneficially owned by AFG, will be exchanged, at the option of the holder, for either (i) one share of AFG Holdings Common Stock, or (ii) $37.00 in cash. AFEI shareholders may also elect to receive their merger consideration partly in cash and partly in AFG Holdings Common Stock. Each holder of outstanding options to purchase AFEI Common Stock wishing to exercise such options, must do so prior to the Effective Time, at which time all such options would otherwise expire.

CASH ELECTION

     Holders of shares of AFEI Common Stock are receiving with this Joint Proxy Statement/Prospectus a Letter of Transmittal form which they must fill out and return by the Effective Time, if they desire to receive their merger consideration in cash, or partly in cash and partly in AFG Holdings Common Stock. If no election is specified by a shareholder, or if a properly completed Letter of Transmittal is not received by AFG Holdings on or before the Effective Time, such shareholder will receive solely AFG Holdings Common Stock.

CONDITIONS

     The respective obligations of AFEI, AFG and AFG Holdings to effect the AFEI Merger are subject to the satisfaction of certain conditions as follows:

          (a) consummation of the AFG Reorganization.

          (b) any applicable waiting period relating to the AFEI Merger shall have expired or been terminated;

          (c) there shall not be in effect: (i) any judgment, injunction, decree or order issued by any federal, state or local court or arbitrator of competent jurisdiction; or (ii) any statute, rule, regulation or order enacted or promulgated by any federal, state or local, legislative, administrative or regulatory body of competent jurisdiction, that, in either case, prohibits or restricts the consummation of the AFEI Merger or makes such consummation illegal or restricts in any material respect or prohibits the effective operation of the business of AFG and AFEI;

          (d) the approval of the AFEI Merger by the affirmative vote of the requisite votes of the shareholders of AFEI as provided in Sections 33-817(j) and 33-841 of the Connecticut Business Corporation Act (See "-- Vote Required");

          (e) the receipt of an opinion of tax counsel substantially to the effect that: (i) no gain or loss will be recognized by AFEI or AFG Holdings as a result of the AFEI Merger; (ii) no gain or loss will be recognized by shareholders of AFEI who receive only shares of AFG Holdings Common Stock in the AFEI Merger; (iii) the tax basis of the shares of AFG Holdings Common Stock owned by each former shareholder of AFEI who takes only stock will be the same as the tax basis of the shares of AFEI Common Stock formerly owned by the particular shareholder; and (iv) the holding period of the shares of AFG Holdings Common stock received by an AFEI shareholder will include the period during which the particular shareholder held the AFEI Common Stock that is exchanged in the AFEI Merger, provided that such shares were held as capital assets immediately prior to the AFEI Merger.

     In addition, the obligations of AFEI to effect the AFEI Merger are subject to the following additional conditions:

          (a) The Special Committee shall have received from Gruss an opinion to the effect that the consideration for the AFEI Merger is fair, from a financial point of view, to holders of AFEI Common Stock (other than AFG and its affiliates); and

          (b) The shares of AFG Holdings Common Stock to be received in the AFEI Merger shall be listed on the New York Stock Exchange.

AMENDMENT AND TERMINATION

     The AFEI Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time, notwithstanding prior approval by the AFEI shareholders, as follows:

          (a) by the mutual written consent of the Board of Directors of each of AFEI (including the Special Committee) and AFG;

          (b) by either AFEI or AFG if the AFEI Merger has not been consummated by November 1, 1997 except as a result of the failure by the party desiring termination to fulfill any obligation under the AFEI Merger Agreement;

          (c) by either AFEI or AFG if a court of competent jurisdiction in the United States or any state thereof or other United States governmental, regulatory or administrative body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties agree to use their best efforts through appeals and otherwise to vacate) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the AFEI Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) by AFEI, if AFG materially breaches a warranty, representation or covenant, or by AFG, if AFEI materially breaches a warranty, representation or covenant.

     The AFEI Merger Agreement may be amended at any time before or after adoption by the shareholders of AFEI, but after shareholder approval no amendment shall be made which adversely affects the rights of the shareholders of AFEI without the approval of the affected shareholders.

EXPENSES

     Whether or not the AFEI Merger is consummated, each party to the AFEI Merger Agreement will pay its own expenses in connection with the AFEI Merger.

DISSENTERS' RIGHTS

     AFEI shareholders objecting to the AFEI Merger and complying with statutory requirements are entitled to assert dissenters' rights under, and thus have the right to be paid fair value for their shares as provided in, Sections 33-855 to 33-872 of the Connecticut Business Corporation Act (the "CBCA"), a copy of which is set forth in Annex E to this Joint Proxy Statement/Prospectus. This right is the exclusive remedy of an AFEI shareholder with respect to the AFEI Merger, whether or not such shareholder proceeds as provided in CBCA Sections 33-855 to 33-872.

     The following is only a summary of the rights of an objecting holder of AFEI Common Stock. Any holder of AFEI Common Stock who intends to object to the AFEI Merger should carefully review the text of the applicable provisions of the CBCA set forth in Annex E to this Joint Proxy Statement/Prospectus and may also wish to consult an attorney. The failure of a holder of AFEI Common Stock to follow precisely the procedures summarized below and set forth in Annex E may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished by AFEI to holders of AFEI Common Stock, except as otherwise required by law.

     In general, any objecting shareholder who perfects the right to be paid the fair value of AFEI Common Stock in cash may recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. (See "Certain United States Federal Income Tax Consequences.")

     Shareholders electing to exercise dissenters' rights must give written notice to AFEI of their intent to demand payment as provided in the CBCA prior to the voting on the proposal to approve the AFEI Merger. No shares held by a shareholder electing to exercise dissenters' rights may be voted in favor of the AFEI Merger.

     If the AFEI Merger is approved, shareholders providing the required notice to AFEI may require AFEI to purchase their shares at fair value. The CBCA requires that AFEI send a dissenters' notice to shareholders who have complied with CBCA Section 33-861 no later than ten days after the consummation of the AFEI Merger. The dissenters' notice sent by AFEI must state where the demand for payment must be sent and where and when certificates for shares of AFEI Common Stock must be deposited; supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the AFEI Merger; and requires that each shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the shares before that date. Finally, AFEI must set a date by which AFEI must receive the payment demand.

     A dissenting shareholder must demand payment for shares and make the certification relating to beneficial ownership referenced above. Such shareholder must also submit the certificate or certificates representing shares held to AFEI in accordance with the terms of the dissenters' notice. After AFEI either receives a demand for payment by an AFEI shareholder, or upon consummation of the AFEI Merger, AFEI is required to pay each shareholder who properly makes a demand pursuant to the CBCA the amount AFEI estimates to be the fair value of such shareholder's shares, plus accrued interest as provided in the CBCA.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax considerations relevant to shareholders of AFG and AFEI whose shares of common stock of AFG and AFEI would be exchanged for shares of common stock of AFG Holdings (collectively, the "Exchanging Shareholders"). This summary does not purport to be a complete analysis of all potential tax considerations relevant to the Exchanging Shareholders. The summary is limited solely to U.S. federal income tax matters. The summary discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

     The summary of tax consequences to Exchanging Shareholders is limited to those Exchanging Shareholders that hold shares of common stock in AFG or AFEI (and that will hold AFG Holdings Common Stock) as capital assets for U.S. federal income tax purposes. This summary does not purport to address U.S. federal income tax consequences that may be applicable to particular categories of shareholders, including banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt persons, dealers in securities or currencies, persons with significant holdings of AFG or AFEI Common Stock, persons holding AFG or AFEI Common Stock as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, non-United States persons, including foreign corporations and nonresident alien individuals, and shareholders, partners or beneficiaries of holders of AFG or AFEI Common Stock. This summary does not address any tax considerations under the laws of any state, locality, or jurisdiction, or foreign country.

     THE UNITED STATES FEDERAL INCOME TAX SUMMARY SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN EXCHANGING SHAREHOLDER'S PARTICULAR SITUATION. EXCHANGING SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF SHARES OF COMMON STOCK OF AFG AND AFEI FOR SHARES OF COMMON STOCK OF AFG HOLDINGS AND/OR CASH, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

TAX TREATMENT OF THE MERGER TRANSACTIONS

     The AFG Reorganization. No gain or loss will be recognized by AFG shareholders who are deemed to have exchanged shares of AFG Common Stock solely for shares of AFG Holdings Common Stock pursuant to the AFG Reorganization. In addition, no gain or loss will be recognized as a result of the AFG Reorganization by AFG Holdings, AFG Acquisition Corp., or AFG.

     The AFEI Merger. No gain or loss will be recognized by AFEI shareholders who exchange shares of AFEI Common Stock solely for shares of AFG Holdings Common Stock pursuant to the AFEI Merger. Taxable gain (but not loss) will generally be recognized by an AFEI shareholder that receives cash in addition to AFG Holding Common Stock, in an amount equal to the lesser of (i) the excess of the cash plus the fair market value of the stock received over the tax basis of the stock surrendered, and (ii) the amount of cash received. Also, taxable gain (or loss) will generally be recognized by a shareholder that receives solely cash. No gain or loss will be recognized as a result of the AFEI Merger by AFG Holdings, AFEI Acquisition Corp., or AFEI.

THE DISCUSSION HEREIN OF TAX CONSEQUENCES TO EXCHANGING SHAREHOLDERS RELIES UPON THE OPERATION OF SECTION 351 OF THE CODE. RECENTLY PROPOSED LEGISLATION COULD BE CONSTRUED TO PRECLUDE THE APPLICATION OF SECTION 351 TO THESE TRANSACTIONS. THE LEGISLATION IS PROPOSED TO BE EFFECTIVE FOR TRANSFERS AFTER JUNE 8, 1997. IT IS ANTICIPATED THAT THIS LEGISLATION WILL BE CLARIFIED SO THAT IT DOES NOT ADVERSELY AFFECT THE INSTANT TRANSACTIONS, BUT IT IS NOT CERTAIN AT THIS TIME THAT SUCH CLARIFICATION WILL BE IMPLEMENTED.

TAX BASIS OF AFG HOLDINGS COMMON STOCK

     To Shareholders of AFG. The tax basis of an Exchanging Shareholder in AFG Holdings Common Stock received in the AFG Reorganization will be the same as such Exchanging Shareholder's tax basis in the AFG Common Stock surrendered for such shares of AFG Holdings Common Stock.

     To Shareholders of AFEI. The tax basis of AFG Holding Common Stock to an Exchanging Shareholder receiving solely AFG Holdings Common Stock in the AFEI Merger will be the same as such Exchanging Shareholder's tax basis in the AFEI Common Stock surrendered for such shares of AFG Holdings Common Stock. An Exchanging Shareholder receiving both AFG Holdings Common Stock and cash in the AFEI Merger will generally have a basis in AFG Holdings Common Stock equal to the basis in the AFEI Common Stock surrendered minus the cash received plus the gain recognized in the AFEI Merger.

HOLDING PERIOD OF AFG HOLDINGS COMMON STOCK

     An Exchanging Shareholder's holding period in AFG Holdings Common Stock received in the exchange will include the period during which such Exchanging Shareholder held the AFG or AFEI Common Stock surrendered.

BACKUP WITHHOLDING ON CASH PAYMENTS

     Federal income tax backup withholding at a rate of 31 percent on dividends and proceeds from a sale, exchange, or redemption of AFG Holdings Common Stock may apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                        PRO FORMA FINANCIAL INFORMATION

     The following Pro Forma Condensed Consolidated Financial Statements are unaudited and have been derived from, and should be read in conjunction with, AFG's historical financial statements which are incorporated herein by reference. The Pro Forma Balance Sheet at March 31, 1997 assumes the AFEI Merger and AFC Merger were consummated at that date. The Pro Forma Statements of Earnings for the three months ended March 31, 1997 and the year ended December 31, 1996 assume the Mergers were consummated on January 1 of each respective year. These statements give effect to (i) the exercise of all AFEI Common Stock options, (ii) the acquisition of all shares of AFEI Common Stock not owned by AFG in exchange for AFG Common Stock on a share-for-share basis, or alternatively, assuming holders of 50% of such shares elect to receive $37.00 per AFEI share in cash and (iii) the acquisition of all outstanding shares of AFC Series F and Series G Preferred Stocks in exchange for $216.2 million in cash and $70.4 million in a new issue of AFC Series J Preferred Stock.

     The fair value of the consideration to be issued by AFC for its Series F Preferred Stock exceeds the stated value by $123.8 million. In accordance with a recent SEC position on accounting, this excess will reduce earnings available to AFG's common shareholders for purposes of computing earnings per share. Since this transaction is nonrecurring, it does not affect the Pro Forma Statements of Earnings.

     The pro forma statements of earnings do not necessarily reflect the results of operations of AFG which would have actually resulted had the AFEI and AFC Mergers occurred as of the dates indicated, nor should they be taken as indicative of AFG's future results of operations.

                AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1997

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA ADJUSTMENTS
                                                   ----------------------------------
                                                        AFEI MERGER                             PRO FORMA
                                                   ----------------------       AFC       ----------------------
                                    HISTORICAL     ALL STOCK     50% CASH     MERGER      ALL STOCK     50% CASH
                                    ----------     ---------     --------     -------     ---------     --------
ASSETS
  Cash and investments............   $11,827.1      $   9.8(a)    $(41.5)(d)  $(216.2)(f) $11,620.7     $11,569.4
  Recoverables from reinsurers and
    prepaid reinsurance
    premiums......................       932.7           --           --           --         932.7        932.7
  Agents balances and premiums
    receivable....................       638.7           --           --           --         638.7        638.7
  Other assets....................     1,785.4           --           --           --       1,785.4      1,785.4
                                    ----------     ---------     --------     -------     ---------     --------
                                     $15,183.9      $   9.8       $(41.5)     $(216.2)    $14,977.5     $14,926.2
                                     =========     ========      =========    ========    =========     =========
LIABILITIES AND CAPITAL
  Unpaid losses and loss
    adjustment expenses...........   $ 4,028.0      $    --       $   --      $    --     $ 4,028.0     $4,028.0
  Unearned premiums...............     1,311.9           --           --           --       1,311.9      1,311.9
  Annuity benefits accumulated....     5,423.2           --           --           --       5,423.2      5,423.2
  Life, accident and health
    benefit reserves..............       581.4           --           --           --         581.4        581.4
  Long-term debt..................       523.1           --           --           --         523.1        523.1
  Other liabilities...............     1,276.0           --           --           --       1,276.0      1,276.0
                                    ----------     ---------     --------     -------     ---------     --------
      Total liabilities...........  13,143.6..           --           --           --      13,143.6     13,143.6
  Minority interest...............       565.0        (68.2)(b)    (68.2)(b)    (92.4)(g)     404.4        404.4
  Common Stock and capital
    surplus.......................       787.5         78.0(c)      26.7(e)        --         865.5        814.2
  Retained earnings...............       568.4           --           --       (123.8)(f)     444.6        444.6
  Net unrealized gains on
    marketable securities, net of
    deferred income taxes.........       119.4           --           --           --         119.4        119.4
                                    ----------     ---------     --------     -------     ---------     --------
      Total shareholders'
         equity...................     1,475.3         78.0         26.7       (123.8)      1,429.5      1,378.2
                                    ----------     ---------     --------     -------     ---------     --------
                                     $15,183.9      $   9.8       $(41.5)     $(216.2)    $14,977.5     $14,926.2
                                     =========     ========      =========    ========    =========     =========
Number of Shares Outstanding......        59.5          2.8          1.4           --          62.3         60.9
                                     =========     ========      =========    ========    =========     =========
Book Value per Share..............   $   24.79                                            $   22.95     $  22.63
                                     =========                                            =========     =========

                AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                       THREE MONTHS ENDED MARCH 31, 1997

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA ADJUSTMENTS
                                                      ---------------------------------
                                                           AFEI MERGER                            PRO FORMA
                                                      ----------------------      AFC       ----------------------
                                       HISTORICAL     ALL STOCK     50% CASH     MERGER     ALL STOCK     50% CASH
                                       ----------     ---------     --------     ------     ---------     --------
INCOME
  Insurance premiums..................   $689.2         $  --        $   --      $  --       $ 689.2      $ 689.2
  Investment income...................    212.9            --            --         --         212.9        212.9
    Other income......................     43.7            --            --         --          43.7         43.7
                                         ------         -----         -----      -----        ------       ------
                                          945.8            --            --         --         945.8        945.8
COSTS AND EXPENSES
  Property and casualty insurance:
    Losses and loss adjustment
      expenses........................    469.3            --            --         --         469.3        469.3
    Commissions and other underwriting
      expenses........................    184.3            --            --         --         184.3        184.3
  Annuity, life, accident and health
    benefits..........................     93.0            --            --         --          93.0         93.0
  Interest charges on borrowed
    money.............................     13.7          (0.2)(h)       0.7(h)     3.8 (h)      17.3         18.2
  Minority interest...................     14.4          (0.4)(i)      (0.4)(i)   (4.4) (k)      9.6          9.6
  Other operating and general
    expenses..........................     69.6            --            --         --          69.6         69.6
                                         ------         -----         -----      -----        ------       ------
                                          844.3          (0.6)          0.3       (0.6)        843.1        844.0
Earnings before income taxes and
  extraordinary items.................    101.5           0.6          (0.3)       0.6         102.7        101.8
Provision for income taxes............     38.3           0.1(j)       (0.3)(j)   (1.3) (j)     37.1         36.7
                                         ------         -----         -----      -----        ------       ------
EARNINGS BEFORE EXTRAORDINARY ITEMS...   $ 63.2         $ 0.5        $  0.0      $ 1.9       $  65.6      $  65.1
                                         ======         =====         =====      =====        ======       ======
EARNINGS BEFORE EXTRAORDINARY ITEMS
  PER COMMON SHARE....................   $ 1.03                                              $  1.03(l)   $  1.04 (l)
                                         ======                                               ======       ======

Average number of Common Shares.......     61.1           2.8           1.4         --          63.9         62.5

                AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1996

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA ADJUSTMENTS
                                                      ---------------------------------
                                                           AFEI MERGER                            PRO FORMA
                                                      ----------------------      AFC       ----------------------
                                       HISTORICAL     ALL STOCK     50% CASH     MERGER     ALL STOCK     50% CASH
                                       ----------     ---------     --------     ------     ---------     --------
INCOME
  Insurance premiums..................  $2,948.1        $  --        $   --      $  --       $2,948.1     $2,948.1
  Investment income...................     846.4           --            --         --         846.4        846.4
  Other income........................     320.9           --            --         --         320.9        320.9
                                        --------        -----         -----      ------     --------      --------
                                         4,115.4           --            --         --       4,115.4      4,115.4
COSTS AND EXPENSES
  Property and casualty insurance:
    Losses and loss adjustment
      expenses........................   2,131.4           --            --         --       2,131.4      2,131.4
    Commissions and other underwriting
      expenses........................     793.8           --            --         --         793.8        793.8
  Annuity, life, accident and health
    benefits..........................     364.1           --            --         --         364.1        364.1
  Interest charges on borrowed
    money.............................      76.1         (0.7)(h)       2.9(h)    15.1 (h)      90.5         94.1
  Minority interest...................      47.8         (8.3)(i)      (8.3)(i)  (17.5) (k)     22.0         22.0
  Other operating and general
    expenses..........................     348.9           --            --         --         348.9        348.9
                                        --------        -----         -----      ------     --------      --------
                                         3,762.1         (9.0)         (5.4)      (2.4)      3,750.7      3,754.3
Earnings before income taxes and
  extraordinary items.................     353.3          9.0           5.4        2.4         364.7        361.1
Provision for income taxes............      91.3          0.2(j)       (1.0)(j)   (5.3) (j)     86.2         85.0
                                        --------        -----         -----      ------     --------      --------
EARNINGS BEFORE EXTRAORDINARY ITEMS...  $  262.0        $ 8.8        $  6.4      $ 7.7       $ 278.5      $ 276.1
                                        ========        =====         =====      ======     ========      ========
EARNINGS BEFORE EXTRAORDINARY ITEMS
  PER COMMON SHARE....................  $   4.31                                             $  4.38(l)   $  4.44 (l)
                                        ========                                            ========      ========
Average number of Common Shares.......      60.8          2.8           1.4         --          63.6         62.2

                         AMERICAN FINANCIAL GROUP, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a) Assumes $9.8 million in cash is received from the exercise of options for 462,500 shares of AFEI Common Stock at an average price of $21.22 per share.

(b) Elimination of the interests of minority shareholders in AFEI.

(c) Reflects the issuance of 2,772,188 shares of AFG (AFG Holdings prior to the name change) Common Stock in exchange for a like number of shares of AFEI Common Stock.

(d) Assumes $9.8 million in cash is received from the exercise of options as discussed in note (a) and $51.3 million ($37.00 per share) in cash is paid for 50% of the 2,772,188 shares of AFEI Common Stock.

(e) Reflects the issuance of 1,386,094 shares of AFG (AFG Holdings prior to the name change) Common Stock in exchange for a like number of shares of AFEI Common Stock.

(f) Represents exchange of AFC Series F and Series G Preferred Stock for cash and issuance of AFC Series J Preferred Stock as follows:

        11,900,725 shares of AFC Series F Preferred Stock at $22.35 per share...  $266.0
        1,964,158 shares of AFC Series G Preferred Stock at $10.50 per share....    20.6
        Less shares exchanged for AFC Series J Preferred Stock..................   (70.4)
                                                                                  ------
        Total cash assumed used to retire AFC Preferred Stock...................   216.2
        AFC Series J assumed issued in exchange for AFC Preferred Stock.........    70.4
                                                                                  ------
                                                                                   286.6
        Stated value of AFC Series F and G Preferred Stock......................   162.8
                                                                                  ------
        Charge to retained earnings.............................................  $123.8
                                                                                  ======

(g) Represents excess of stated value of AFC Series F and Series G Preferred Stock assumed retired ($162.8 million) over the estimated fair value of AFC Series J Preferred Stock assumed issued ($70.4 million).

(h) Assumes funds used to retire AFEI Common Stock and AFC Preferred Stock, net of cash received from the exercise of AFEI stock options, had been borrowed at a rate of 7%.

(i) Represents elimination of AFG's minority interest in AFEI's historical earnings.

(j) Represents the statutory federal tax rate of 35% applied to the adjustments to pretax earnings excluding minority interest.

(k) Represents the net reduction in AFC's preferred dividend requirement from the assumed retirement of the AFC Series F and Series G Preferred Stock and issuance of the Series J Preferred Stock in the AFC Merger.

(l) Pro forma earnings per share exclude a deduction to earnings available to Common Shares of $123.8 million to be recognized as a result of the proposed Merger. Per share amount for this charge are as follows:

                                                                          PRO FORMA
                                                                    ----------------------
                                                                    ALL STOCK    50% CASH
                                                                    ---------    ---------
    Three months ended March 31, 1997............................     $1.94        $1.98
    Year ended December 31, 1996.................................      1.95         1.99

                         DESCRIPTION OF CAPITAL STOCKS

AFG HOLDINGS

     The following description is a summary and is qualified in its entirety by the provisions of AFG Holdings' Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law.

     At the Effective Time of the AFG Merger, the total number of authorized shares of AFG Holdings Common Stock will be 200 million. There are 100 shares of AFG Holdings Common Stock issued and outstanding. Following the AFG Reorganization and the AFEI Merger, AFG Holdings will have approximately 62 million shares of Common Stock issued and outstanding.

     Holders of AFG Holdings Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. AFG Holdings Common Shareholders have the right to cumulate their votes in the election of directors, but are not entitled to any preemptive rights.

     Subject to preferences which may be granted to holders of Preferred Stock, holders of AFG Holdings Common Stock are entitled to the share of such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Common Stock entitles its holder to participate ratably in the assets remaining after the payment of liabilities and any Preferred Stock liquidation preferences.

     AFG Holdings is authorized to issue 25 million shares of Preferred Stock, without par value. AFG Holdings' Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to designate for any series of Preferred Stock not fixed in AFG Holdings' Articles of Incorporation the voting powers, designations, preferences, conversion rights, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as they determine and as are permitted by the Ohio General Corporation Law. The Board of Directors, without shareholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the AFG Holdings Common Stock.

     The affirmative vote of the holders of a majority of the outstanding shares of AFG Holdings Common Stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations, share exchanges and similar transactions.

     AFG Holdings will act as its own transfer agent and registrar.

AFG

     The following description is a summary and is qualified in its entirety by the provisions of AFG's Articles of Incorporation, by-laws and the Ohio General Corporation Law.

     The total number of authorized shares of AFG Common Stock is 200 million. At June 30, 1997, there were 58,914,305 shares of AFG Common Stock issued and outstanding (not including 18,666,614 shares of AFG Common Stock held by AFC and AFEI), of which 1,369,996 shares were held by APU for the benefit of claimants under the 1978 Plan of Reorganization of AFG's predecessor. Also at that date,
5.3 million shares were reserved for issuance upon exercise of stock options granted or to be granted pursuant to AFG's Stock Option Plan.

     Any Preference Stock issued would rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of AFG. No Preference Stock is outstanding.

     Holders of Common Stock of AFG are entitled to vote cumulatively for the election of directors. On all other matters, holders of AFG Common Stock are entitled to one vote per share. Holders of AFG Common Stock are not entitled to any preemptive rights.

     AFG is authorized to issue 25 million shares of Preferred Stock, without par value. The Board of Directors is authorized to designate for any series of Preferred Stock not fixed in AFG's Amended and

Restated Articles of Incorporation the voting powers, designations, preferences, conversion rights, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as they determine and as are permitted by the Pennsylvania Business Corporation Law. The Board of Directors, without shareholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock.

     The affirmative vote of the holders of a majority of the outstanding shares of AFG Common Stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations, share exchanges and similar transactions.

     AFG acts as its own transfer agent and registrar.

AFEI

     The following description is a summary and is qualified in its entirety by the provisions of AFEI's Certificate of Incorporation, Bylaws and the Connecticut Business Corporation Act.

     The total number of authorized shares of AFEI Common Stock is 20 million, of which 13,410,036 shares were issued and outstanding at June 30, 1997. At that date, options for 337,500 shares of AFEI Common Stock were outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders are entitled to vote cumulatively in the election of directors, but do not have preemptive rights.

     The affirmative vote of a majority of all votes entitled to be cast is required to approve mergers, sales of all or substantially all of AFEI's assets and similar transactions; provided that certain sections of the Connecticut Business Corporation Act discussed below may impose additional requirements fore certain business combinations. Amendments to the certificate of incorporation and shareholder amendments to the by-laws require the affirmative votes of a majority of the votes entitled to be cast which are voted; provided that a majority of all votes entitled to be cast is required with respect to an amendment to the certificate of incorporation that would create dissenters' rights, and that AFEI's certificate of incorporation also requires the vote of holders of 55% of shares of AFEI's Common Stock (other than shares held by a controlling person or such person's affiliates) with respect to amendments of certain sections.

     AFEI acts as its own transfer agent and registrar.

                               COMPARATIVE RIGHTS

AFG HOLDINGS AND AFG SHAREHOLDERS

     If the AFG Reorganization is consummated, all holders of AFG Common Stock (other than subsidiaries of AFG) will become common shareholders of AFG Holdings. The rights of holders of common stock of both AFG Holdings and AFG are governed by Ohio law. In addition, the rights and obligations of shareholders are also governed by the Articles of Incorporation and Code of Regulations of the respective companies.

     Because both AFG Holdings and AFG are Ohio corporations and their Articles of Incorporation and Codes of Regulations are substantially the same, there will be no change in the relative rights and obligations of holders of common stock of AFG when they become holders of common stock of AFG Holdings.

AFG HOLDINGS AND AFEI SHAREHOLDERS

     If the AFEI Merger is consummated, holders of AFEI Common Stock, other than AFG, will become common shareholders of AFG Holdings. The rights of holders of common stock of AFG Holdings are governed by Ohio law and those of AFEI by Connecticut law. In addition, the rights and obligations of shareholders are also governed by the Articles of Incorporation and by-laws of the respective companies. As a result, there will be changes in the relative rights and obligations of holders of AFEI Common Stock when they become holders of AFG Holdings Common Stock.

  Voting of Shares of Common Stock

     Each share of AFG Holdings Common Stock and each share of AFEI Common Stock are entitled to one vote on each matter submitted to a vote of shareholders. No holder of any shares of AFG Holdings or AFEI has preemptive rights. Holders of AFG Holdings Common Stock and AFEI Common Stock can vote cumulatively with respect to the election of directors.

  Dividend Rights

     Subject to preferences granted to holders of Preferred Stock, if any, shareholders of AFG Holdings Common Stock and AFEI Common Stock are entitled to dividends declared by their respective Boards of Directors in their sole discretion, subject to the limitations set forth in the Ohio General Corporation Law and the Connecticut Business Corporation Act, respectively. Neither AFG Holdings nor AFEI has any preferred stock outstanding.

  Shareholder Approval

     Under AFG Holdings governing documents and the Ohio General Corporation Law, amendments to the Articles of Incorporation, mergers, sales of all or substantially all of AFG Holdings assets and similar transactions require approval of a majority of the outstanding voting power of the Corporation. An exception is provided for any amendment to the Articles of Incorporation which would eliminate cumulative voting in that the approval of two-thirds of the outstanding voting of the Corporation would be required for any such amendment. AFG Holdings' Regulations may be amended at a meeting of shareholders by the affirmative vote of those shareholders holding a majority of AFG Holdings' outstanding voting power; the Regulations may be amended without a meeting by the affirmative vote of those shareholders holding two-thirds of AFG Holdings' outstanding voting power.

     The affirmative vote of a majority of all votes entitled to be cast is required to approve mergers, sales of all or substantially all of AFEI's assets and similar transactions. Amendments to the certificate of incorporation and shareholder amendments to the by-laws require the affirmative votes of a majority of the votes entitled to be cast which are voted; provided that a majority of all votes entitled to be cast is required with respect to an amendment to the certificate of incorporation that would create dissenters' rights.

  Dissenters' Rights

     Under Ohio law, appraisal rights are provided for mergers, amendments, sales of all or substantially all assets, and other similar transactions. A shareholder is entitled to relief as a dissenting shareholder provided that the shareholder was a record holder of the shares of the corporation on the date at which the proposal was submitted and such shares were not voted in favor of the proposal. Under Ohio law, the dissenting shareholder must deliver to the corporation a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief not later than a specified number of days from the date on which the vote was taken on the proposal.

     Under Connecticut law, a shareholder is entitled to dissent and obtain fair value of the shares in the event of mergers, sales of all or substantially all of the corporation's assets and other similar transactions, and certain amendments to the corporation's certificate of incorporation. Before the vote is taken, the dissenting shareholder must deliver to the corporation a written notice of an intent to demand payment for such shares, and the shareholder must not vote in favor of the proposal.

  Call of Special Meetings

     Under Ohio law, persons holding twenty-five percent of AFG Holdings' outstanding voting power are entitled to call a special meeting of shareholders. Under AFEI's by-laws, a special meeting of shareholders may be called by persons holding at least fifteen percent of all votes entitled to be cast on any issue proposed.

  Anti-Takeover Provisions

     AFG Holdings' Articles of Incorporation provide that the statutory provisions of Sections 1701.831 and Chapter 1704 of the Ohio Revised Code, both of which can have an anti-takeover effect, are not applicable to AFG Holdings.

     The Connecticut Business Corporation Act contains two sections regulating business combinations which may be viewed as having anti-takeover effects. The first of these sections, which is applicable to the present merger proposal, prohibits AFEI from engaging in a business combination with an interested shareholder, generally defined as a owner of 10% or more of the outstanding voting power of the Company, unless the combination is approved by the affirmative vote of 80% of the voting power and two-thirds of the voting power, other than stock held by the interested shareholder or its affiliates. All voting power in AFEI resides in its Common Stock. Business combinations are generally defined to include mergers, asset sales, certain types of stock issuances and other transactions resulting in a disproportion of financial benefit to the interested shareholder. Separate sections of the Act prohibit any such business combination with an interested shareholder for a period of five years after the time the person became an interested shareholder unless the Board of Directors approved the purchases by which the person became an interested shareholder or the combination prior to the time interested shareholder status was achieved.

  Removal of Directors

     The directors of both AFG Holdings and AFEI may be removed with cause at any time by vote of the shareholders. However, unless all directors are removed, a director may not be removed if the number of votes cast by shareholders against removal of that director would be sufficient to elect a director if cumulatively voted at an election for the entire Board.

  Indemnification of Directors; Directors' Liability

     Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by a corporation to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the corporation unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders. AFG Holdings' Regulations provide that AFG Holdings shall indemnify its officers and directors to the fullest extent provided by Ohio law.

     Sections 33-771 and 33-776 of the Connecticut Business Corporation Act permits a corporation generally to indemnify any individual made a party to a proceeding because he is or was a director or officer of the corporation against any liabilities incurred by such person in such proceedings if: (i) he conducted himself in good faith; and (ii) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, a corporation may not indemnify a director or officer under such section if: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. In addition, Sections 33-772 and 33-776 of the Connecticut Business Corporation Act provide that, unless limited by its certificate of incorporation, a corporation shall indemnify each director and officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Moreover, because AFEI was incorporated prior to adoption of the Business Corporation Act, AFEI is required to provide each of its directors and officers with the full amount of indemnification permitted by Section 33-771, subject to a determination that such person has met the applicable standard of conduct and to authorization in the specific case.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for AFG Holdings by James C. Kennedy, Esq., Deputy General Counsel and Secretary of AFG Holdings and AFG. Mr. Kennedy is a full-time employee of AFG and beneficially owns 6,298 shares of AFG Common Stock.

                                    EXPERTS

     The balance sheet of AFG Holdings at July 1, 1997, appearing in this Registration Statement, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of AFG appearing in the AFG Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of AFEI appearing in the AFEI Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               PROXY SOLICITATION

     Solicitation of proxies is being made by management at the direction of AFG's Board of Directors, without additional compensation, through the mail, in person or by telegraph or telephone. The cost will be borne by AFG. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses in so doing. AFG has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $4,000 plus out-of-pocket expenses.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals intended to be presented by Shareholders at the 1998 Annual Meeting of Shareholders of AFG or AFEI must be received by AFG or AFEI, as the case may be, not later than December 31, 1997, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposal should be communicated in writing to the particular company's Secretary at the address indicated above. If the AFEI Merger is consummated, no such AFEI meeting will be held.

                      FINANCIAL STATEMENTS OF AFG HOLDINGS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Financial Group Holdings, Inc.

     We have audited the accompanying balance sheet of American Financial Group Holdings, Inc. as of July 1, 1997 (date of inception). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of American Financial Group Holdings, Inc. at July 1, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cincinnati, Ohio
July 15, 1997

                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.

                                 BALANCE SHEET

                        JULY 1, 1997 (DATE OF INCEPTION)

                                     ASSETS

Cash..................................................................................  $100
                                                                                        ====

                              SHAREHOLDERS' EQUITY

Shareholders' Equity:
  Common Stock, no par value
     1,000 shares authorized
     100 shares issued and outstanding................................................  $100
                                                                                        ====

     American Financial Group Holdings, Inc. ("AFG Holdings") was formed on July 1, 1997, to facilitate the reorganization of its parent, American Financial Group, Inc. ("AFG") and the merger of American Financial Enterprises, Inc. ("AFEI"), AFG's 81.9%-owned subsidiary. Upon the consummation of the AFG Reorganization, AFG Holdings will change its name to "American Financial Group, Inc." and AFG will change its name to "AFC Holding Company."

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             AFG ACQUISITION CORP.
                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.,
                                      AND
                         AMERICAN FINANCIAL GROUP, INC.

             ------------------------------------------------------
                           DATED AS OF JULY 11, 1997
             ------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER................................................................    A-1
  Section 1.1 The Merger.............................................................    A-1
  Section 1.2 Effects of Merger......................................................    A-2
  Section 1.3 Conversion of Certificates; Issuance of New Certificates...............    A-2
  Section 1.4 Effective Time.........................................................    A-2
  Section 1.5 Surviving Corporation Officers; Directors; Articles of Incorporation an
     Code of Regulations.............................................................    A-2
ARTICLE 2  SHAREHOLDER APPROVAL......................................................    A-3
  Section 2.1 Shareholders' Meetings.................................................    A-3
  Section 2.2 Proxy Statement/Prospectus.............................................    A-3
  Section 2.3 Correction of Statements...............................................    A-3
ARTICLE 3  THE MERGER CLOSING........................................................    A-4
  Section 3.1 Time and Place.........................................................    A-4
  Section 3.2 Filing of Certificate of Merger........................................    A-4
ARTICLE 4  ADDITIONAL AGREEMENTS.....................................................    A-4
  Section 4.1 Registration, Listing and Issuance of AFG Holdings Common Stock........    A-4
  Section 4.2 Treatment of AFG Stock Options.........................................    A-4
  Section 4.3 Best Efforts...........................................................    A-4
  Section 4.4 Post-Merger Matters....................................................    A-5
ARTICLE 5  CONDITIONS TO CONSUMMATION OF THE MERGER..................................    A-5
  Section 5.1 Conditions to the Obligations of Each Party............................    A-5
ARTICLE 6  TERMINATION; AMENDMENTS; WAIVER...........................................    A-6
  Section 6.1 Termination............................................................    A-6
  Section 6.2 Amendment..............................................................    A-6
  Section 6.3 Extension; Waiver......................................................    A-6
ARTICLE 7  MISCELLANEOUS.............................................................    A-6
  Section 7.1 Survival of Covenants and Agreements...................................    A-6
  Section 7.2 Entire Agreement; Assignment...........................................    A-7
  Section 7.3 Validity...............................................................    A-7
  Section 7.4 Notices................................................................    A-7
  Section 7.5 Governing Law..........................................................    A-8
  Section 7.6 Expenses...............................................................    A-8
  Section 7.7 Interpretation.........................................................    A-8
  Section 7.8 Counterparts...........................................................    A-8
  Section 7.9 Parties in Interest....................................................    A-8

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 11, 1997, is made by and among AFG ACQUISITION CORP., an Ohio corporation ("AFG Acquisition"), AMERICAN FINANCIAL GROUP HOLDINGS, INC., an Ohio corporation ("AFG Holdings"), and AMERICAN FINANCIAL GROUP, INC., an Ohio corporation ("AFG").

                                   RECITALS:

     WHEREAS, AFG, AFG Holdings and AFEI Acquisition Corp., a wholly-owned subsidiary of AFG Holdings (AFEI Acquisition), and American Financial Enterprises, Inc. ("AFEI"), have entered into a Merger Agreement, of even date herewith, pursuant to which AFEI shall become an indirect wholly-owned subsidiary of AFG Holdings through a merger of AFEI Acquisition with and into AFEI (the "AFEI Merger");

     WHEREAS, the Board of Directors of each of AFG Acquisition, AFG Holdings and AFG determined that it is advisable and in the best interests of their respective shareholders that in order to achieve more flexibility for AFG under its capital structure, AFG, as a condition precedent to the effectiveness of the AFEI Merger, become a wholly-owned subsidiary of AFG Holdings by a merger of AFG Acquisition, a wholly-owned subsidiary of AFG Holdings, with and into AFG, pursuant to the terms set forth in this Merger Agreement;

     WHEREAS, pursuant to the Merger Agreement, AFG shareholders will become shareholders of AFG Holdings and AFG Holdings will succeed, therefore, to the public company status of AFG; and

     WHEREAS, for federal income tax purposes, it is intended that the transaction contemplated by this Merger Agreement will be treated as a tax free exchange under Section 351 of the Internal Revenue Code of 1986, as amended, and that the parties hereto and their respective shareholders will recognize no gain or loss for federal income tax purposes as a result of consummation of the transaction contemplated by this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

Section 1.1  THE MERGER.

     (a) AFG Holdings shall cause AFG Acquisition to execute and deliver, and AFG shall execute and deliver, a Certificate of Merger and any other documents required under the laws of Ohio to effect the merger of AFG Acquisition with and into AFG (the "Merger") consistent with this Agreement. The closing and consummation of the Merger shall be governed by the provisions of Article 3 of this Agreement.

     (b) In the Merger:

          (i) Each share of common stock, $1.00 par value per share, of AFG ("AFG Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without the need for any further action on the part of the holder thereof, into the right to receive one share of common stock, without par value, of AFG Holdings ("AFG Holdings Common Stock" or the "Merger Consideration").

          (ii) Each share of common stock, no par value per share, of AFG Acquisition ("AFG Acquisition Common Stock") shall be converted, by virtue of the Merger and without the need for any action on the part of the holder thereof, into one share of the common stock, no par value, of AFG, the corporation surviving the Merger (the "Surviving Corporation").

          (iii) AFG Holdings shall change its corporate name to American Financial Group, Inc., and AFG shall change its corporate name to AFC Holdings Company.

     (c) As the sole shareholder of AFG Acquisition, AFG Holdings shall promptly execute a written consent under Section 1701.54 of the Ohio General Corporation Law approving and adopting the execution, delivery and performance by AFG Acquisition of the Merger and this Agreement. AFG shall promptly submit to its shareholders a proposal for adoption and approval of this Agreement and the Merger in accordance with Article 2 hereof. Each of AFG and AFG Holdings shall use its best efforts to cause the Merger to be consummated in accordance with the terms hereof.

Section 1.2  EFFECTS OF MERGER.

     When the Merger has been effected, the separate existence of AFG and AFG Acquisition shall cease and AFG Acquisition shall be merged with and into AFG (AFG Acquisition and AFG are sometimes referred to herein as the "Constituent Corporations"), with AFG being the Surviving Corporation. AFG shall continue its corporate existence under the laws of Ohio and shall become a subsidiary of AFG Holdings. From and after the Effective Time, the Merger shall have the effects provided in Section 1701.82 of the Ohio General Corporation Law. Without limiting the foregoing, AFG shall thereupon and thereafter possess all the rights, privileges, powers, immunities, purposes and franchises, of a public as well as of a private nature, of the Constituent Corporations, and, all and singular, the rights, privileges, powers, immunities, purposes and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, tangible and intangible, and all debts due to either of said Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such corporations, shall be vested in AFG without further act or deed; and all property, rights, privileges, powers, immunities, purposes and franchises, and all and every other interest shall be thereafter as effectually the property of AFG as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Ohio General Corporation Law.

Section 1.3  CONVERSION OF CERTIFICATES; ISSUANCE OF NEW CERTIFICATES.

     At the Effective Time, each certificate which immediately prior to the Effective Time evidenced outstanding shares of AFG Common Stock shall, by virtue of the Merger and without further act or deed, be deemed to evidence an identical number of shares of AFG Holdings Common Stock. As certificates formerly evidencing shares of AFG Common Stock are, over time, surrendered to AFG Holdings to effect transfers thereof, AFG Holdings shall cancel such certificates and issue new certificates of AFG Holdings Common Stock in place thereof. Notwithstanding the foregoing provisions of this paragraph, if prior to the Effective Time AFG Holdings determines that it is necessary or desirable that the certificates evidencing shares of AFG Common Stock be surrendered in exchange for new certificates evidencing shares of AFG Holdings Common Stock, then the parties hereto shall amend this Agreement to provide for a suitable mechanism for effecting such exchange.

Section 1.4  EFFECTIVE TIME.

     The term "Effective Time" shall mean the date and time at which the Merger shall have become effective pursuant to the laws of the State of Ohio.

Section 1.5 SURVIVING CORPORATION OFFICERS; DIRECTORS; ARTICLES OF INCORPORATION AND CODE OF REGULATIONS.

     The officers and directors of the Surviving Corporation immediately following the Effective Time shall be those of AFG immediately prior to the Effective Time. The Articles of Incorporation and Code of Regulations of AFG Acquisition immediately prior to the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation. Nothing in this Section 1.5 shall be construed to grant to any person any contractual or other right to hold office or a directorship in the Surviving Corporation or to preclude the shareholders or Board of Directors of the Surviving Corporation from further amending or modifying the Articles of Incorporation or Code of Regulations of the Surviving Corporation.

                                   ARTICLE 2

                              SHAREHOLDER APPROVAL

Section 2.1  SHAREHOLDERS' MEETINGS.

     This Agreement shall be submitted for adoption and approval to the holders of shares of AFG Common Stock at a meeting to be duly held for this purpose by AFG (the "AFG Shareholders' Meeting"). AFG shall endeavor to hold the AFG Shareholders' Meeting as soon as practicable after the date hereof. AFG, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold the AFG Shareholders' Meeting;

          (ii) include in a proxy statement/prospectus the recommendation of its Board of Directors that the shareholders of AFG vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          (iii) use its best efforts to solicit from the shareholders of AFG proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, and take all other actions necessary or advisable to secure the approval and adoption by AFG's shareholders of this Agreement and the transactions contemplated hereby.

Section 2.2  PROXY STATEMENT/PROSPECTUS.

     In connection with any solicitations of approval by the shareholders of AFG of this Agreement and the transactions contemplated hereby, AFG shall file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with the appropriate state governmental offices under the securities or "blue sky" laws of such states, shall use all reasonable efforts to respond to the comments of the staff of the Commission (the "Staff") or such state governmental offices and have cleared by the Commission under the Exchange Act and shall promptly thereafter mail to its shareholders, proxy solicitation materials, including a letter to shareholders, notice of meeting, proxy statement and appropriate related forms of proxies with respect to the AFG Shareholders' Meeting. Such proxy statement shall also constitute a prospectus of AFG Holdings with respect to the shares of AFG Holdings Common Stock to be issued in the Merger (such proxy statement and prospectus, together with all amendments and supplements thereto, are referred to herein as the "Proxy Statement/Prospectus"), and shall be a part of a registration statement (the "Registration Statement") to be filed by AFG Holdings with the Commission for the purpose of registering the public offering of such shares of AFG Holdings Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). AFG Holdings shall file promptly such Registration Statement and shall use its best efforts to respond to the comments of the Staff with respect thereto and to have it declared effective by the Commission. AFG Holdings shall notify AFG promptly of the receipt of any comments of the Staff and of any request by the Staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information, and shall supply AFG with copies of all correspondence between AFG or its representatives, on the one hand, and the Commission or members of the Staff, on the other hand, with respect to the Proxy Statement/ Prospectus, the Registration Statement or the transactions contemplated hereby.

Section 2.3  CORRECTION OF STATEMENTS.

     Each of AFG and AFG Holdings shall correct promptly any information specifically provided by it for inclusion in the Proxy Statement/Prospectus which shall have become false or misleading in any material respect. Each of AFG and AFG Holdings shall take all steps necessary to file or to cause to be filed with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Registration Statement or the Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of AFG as and to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and other applicable law.

                                   ARTICLE 3

                               THE MERGER CLOSING

Section 3.1  TIME AND PLACE.

     The consummation of the Merger (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, at 10:00 a.m. local time on the date of the satisfaction or waiver of all conditions set forth in Article 5 of this Agreement, or at such other place and time as the parties hereto may agree.

Section 3.2  FILING OF CERTIFICATE OF MERGER.

     At the Closing, AFG shall cause, and AFG Holdings shall cause AFG Acquisition to cause agents acceptable to both AFG and AFG Holdings to deliver to the Secretary of State of Ohio for filing a Certificate of Merger duly executed by AFG, AFG Holdings and AFG Acquisition and shall make all other deliveries, filings or recordings required by applicable law to consummate the Merger.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

Section 4.1  REGISTRATION, LISTING AND ISSUANCE OF AFG HOLDINGS COMMON STOCK.

     AFG Holdings shall use its best efforts to (a) cause the registration of the issuance of the AFG Holdings Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act and the Exchange Act and (b) cause the AFG Holdings Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE. AFG Holdings covenants that the AFG Holdings Common Stock issuable pursuant to this Agreement will be duly and validly authorized and will, upon issuance, be validly issued, fully paid and nonassessable.

Section 4.2  TREATMENT OF AFG STOCK OPTIONS.

     Effective as of the Effective Time, AFG shall amend the AFG Stock Option Plan to provide that each outstanding option to purchase shares of AFG Common Stock (each, an "AFG Stock Option" and, collectively, the "AFG Stock Options"), shall constitute an option to acquire shares of AFG Holdings Common Stock, at the same exercise price and on the same terms and other conditions as were applicable to such AFG Stock Option. At the Effective Time, AFG Holdings shall assume each stock option agreement relating to the AFG Stock Option Plan. To the extent necessary, the respective Compensation Committees of the Boards of Directors of AFG and AFG Holdings will take all action necessary or advisable to provide for the foregoing.

Section 4.3  BEST EFFORTS

     Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any third parties as are necessary in order to consummate the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of it and its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In exercising the foregoing right, the parties hereto shall act as promptly as possible.

Section 4.4  POST-MERGER MATTERS.

     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

     The respective obligations of AFG, AFG Holdings and AFG Acquisition to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) Any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") relating to the Merger shall have expired or been terminated;

          (b) There shall not be in effect: (i) any judgment, injunction, decree or order issued by any federal, state or local court or arbitrator of competent jurisdiction; or (ii) any statute, rule, regulation or order enacted or promulgated by any federal, state or local, legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (i) or (ii) prohibits or restricts the consummation of the transactions contemplated hereby or makes such consummation illegal or restricts in any material respect or prohibits the effective operation of the business of AFG Holdings and its Subsidiaries after the consummation of the transactions contemplated hereby;

          (c) The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted;

          (d) This Agreement and the Merger hereby contemplated shall have been adopted and/or approved by the affirmative vote of the holders of a majority of the outstanding shares of AFG Common Stock;

          (e) Special tax counsel to AFG shall have delivered to AFG Holdings an opinion (dated the date of the Effective Time and based on facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time), substantially to the effect that: (i) no gain or loss will be recognized by AFG, AFG Acquisition or AFG Holdings as a result of the Merger; (ii) no gain or loss will be recognized by an AFG shareholder who receives solely shares of AFG Holdings Common Stock pursuant to the Merger; (iii) the tax basis of the shares of AFG Holdings Common Stock received by a former shareholder of AFG will be the same as the tax basis of the shares of AFG Common Stock surrendered by such shareholder; and (iv) the holding period of the shares of AFG Holdings Common Stock received in the Merger will include the period during which such shareholder held the shares of AFG Common Stock, provided such surrendered shares were held as capital assets immediately prior to the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AFG.

                                   ARTICLE 6

                        TERMINATION; AMENDMENTS; WAIVER

Section 6.1  TERMINATION.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of AFG, but prior to the Effective Time:

          (a) By the mutual written consent of the Board of Directors of each of AFG Holdings and AFG; or

          (b) By AFG, on the one hand, or AFG Holdings, on the other, if the transactions contemplated hereby shall not have been consummated by November 1, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party, failure of which to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

          (c) By either AFG, on the one hand, or AFG Holdings, on the other, if a court of competent jurisdiction in the United States or any state thereof or other United States governmental, regulatory or administrative body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties agree to use their best efforts through appeals and otherwise to vacate) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) By AFG if the shareholders of AFG do not approve the transactions contemplated by this Agreement.

     In the event of the termination of this Agreement pursuant to the terms of this Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto.

Section 6.2  AMENDMENT.

     This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the shareholders of AFG but, after any such shareholder approval, no amendment shall be made which adversely affects the rights of the shareholders of AFG hereunder without the approval of the affected shareholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by all the parties hereto that expressly states that it amends, modifies or supplements this Agreement.

Section 6.3  EXTENSION; WAIVER.

     At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 7

                                 MISCELLANEOUS

Section 7.1  SURVIVAL OF COVENANTS AND AGREEMENTS.

     Other than any covenant or agreement herein, the nature of which is to be performed after the Closing, the covenants and agreements made in this Agreement shall only survive until the Effective Time.

Section 7.2  ENTIRE AGREEMENT; ASSIGNMENT.

     This Agreement (including any Schedules, Exhibits and Annexes hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto. Any such purported assignment undertaken or occurring without such consent shall be null and void and of no legal force and effect.

Section 7.3  VALIDITY.

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, each of which shall remain in full force and effect.

Section 7.4  NOTICES.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to AFG Holdings or AFG Acquisition, to:

       James C. Kennedy, Esq.
        One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Telephone: (513) 579-2538
        Facsimile: (513) 579-0108

     with copies to:

       Edward E. Steiner, Esq.
        Keating, Muething & Klekamp
        1800 Provident Tower
        One East Fourth Street
        Cincinnati, Ohio 45202
        Telephone: (513) 579-6467
        Facsimile: (513) 579-6957

     If to AFG, to:

       James E. Evans, Esq.
        One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Telephone: (513) 579-2536
        Facsimile: (513) 579-0108

     with copies to:

       Edward E. Steiner, Esq.
        Keating, Muething & Klekamp
        1800 Provident Tower
        One East Fourth Street
        Cincinnati, Ohio 45202
        Telephone: (513) 579-6467
        Facsimile: (513) 579-6957

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

Section 7.5  GOVERNING LAW.

     This Agreement shall in all respects be governed by and construed in accordance with the laws of Ohio.

Section 7.6  EXPENSES.

     All expenses incurred by any party hereto in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.7  INTERPRETATION.

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 7.8  COUNTERPARTS.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.9  PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                      THIS SPACE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

                                            AFG ACQUISITION CORP.

                                            By:    /s/ JAMES C. KENNEDY
                                              ----------------------------------
                                              James C. Kennedy
                                              Secretary

                                            AMERICAN FINANCIAL GROUP
                                              HOLDINGS, INC.

                                            By:    /s/ JAMES C. KENNEDY
                                              ----------------------------------
                                              James C. Kennedy
                                              Secretary

                                            AMERICAN FINANCIAL GROUP, INC.

                                            By:     /s/ JAMES E. EVANS
                                              ----------------------------------
                                              James E. Evans
                                              Senior Vice President

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                     AMERICAN FINANCIAL ENTERPRISES, INC.,
                            AFEI ACQUISITION CORP.,
                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.
                                      AND
                         AMERICAN FINANCIAL GROUP, INC.

             ------------------------------------------------------

                           DATED AS OF JULY 11, 1997
             ------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER................................................................    B-1
  Section 1.1 The Merger.............................................................    B-1
  Section 1.2 Effects of Merger......................................................    B-2
  Section 1.3 Exchange of Certificates...............................................    B-2
  Section 1.4 Effective Time.........................................................    B-3
  Section 1.5 Surviving Corporation Officers; Directors; Certificate of Incorporation
     and Bylaws......................................................................    B-3
ARTICLE 2  STOCKHOLDER APPROVAL......................................................    B-3
  Section 2.1 Stockholders Meeting...................................................    B-3
  Section 2.2 Proxy Statement/Prospectus.............................................    B-4
  Section 2.3 Correction of Statements...............................................    B-4
ARTICLE 3  THE MERGER CLOSING........................................................    B-5
  Section 3.1 Time and Place.........................................................    B-5
  Section 3.2 Deliveries at Closing..................................................    B-5
  Section 3.3 Filing of Certificate of Merger........................................    B-5
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF AFEI....................................    B-5
  Section 4.1 Authority Relative to this Agreement...................................    B-5
  Section 4.2 Consents and Approvals; No Violation...................................    B-6
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF AFG, AFEI ACQUISITION AND AFG
  HOLDINGS...........................................................................    B-6
  Section 5.1 Organization and Qualification; Active Subsidiaries....................    B-6
  Section 5.2 Capitalization.........................................................    B-6
  Section 5.3 Authority Relative to this Agreement...................................    B-7
  Section 5.4 Consents and Approvals; No Violation...................................    B-8
  Section 5.5 SEC Reports and Financial Statements...................................    B-8
  Section 5.6 Litigation.............................................................    B-8
  Section 5.7 Employee Benefit Plans.................................................    B-9
  Section 5.8 Taxes and Tax Returns..................................................   B-10
  Section 5.9 Compliance with Applicable Law.........................................   B-10
  Section 5.10 Environmental Protection..............................................   B-10
ARTICLE 6  ACTIONS TO BE TAKEN PRIOR TO THE CLOSING..................................   B-11
  Section 6.1 New York Stock Exchange Listing........................................   B-11
ARTICLE 7  ADDITIONAL AGREEMENTS.....................................................   B-12
  Section 7.1 Access to Information..................................................   B-12
  Section 7.2 Public Announcements...................................................   B-12
  Section 7.3 Best Efforts...........................................................   B-12
  Section 7.4 Rule 145...............................................................   B-12
  Section 7.5 Amendment to AFG Holdings' Articles of Incorporation...................   B-12
  Section 7.6 Post-Merger Matters....................................................   B-12
ARTICLE 8  CONDITIONS TO CONSUMMATION OF THE MERGER..................................   B-13
  Section 8.1 Conditions to the Obligations of Each Party............................   B-13
  Section 8.2 Merger Consideration...................................................   B-13
  Section 8.3 Additional Conditions to the Obligations of AFEI.......................   B-13
  Section 8.4 Additional Conditions to the Obligations of AFG, AFG Holdings and AFEI
              Acquisition............................................................   B-14
ARTICLE 9  TERMINATION; AMENDMENTS; WAIVER...........................................   B-15
  Section 9.1 Termination............................................................   B-15
  Section 9.2 Amendment..............................................................   B-15
  Section 9.3 Extension; Waiver......................................................   B-16

ARTICLE 10  MISCELLANEOUS............................................................   B-16
  Section 10.1 Survival of Representations, Warranties, Covenants and Agreements.....   B-16
  Section 10.2 Entire Agreement; Assignment..........................................   B-16
  Section 10.3 Validity..............................................................   B-16
  Section 10.4 Notices...............................................................   B-16
  Section 10.5 Governing Law.........................................................   B-17
  Section 10.6 Expenses..............................................................   B-17
  Section 10.7 Interpretation........................................................   B-17
  Section 10.8 Counterparts..........................................................   B-18
  Section 10.9 Parties in Interest...................................................   B-18
EXHIBIT I
EXHIBIT II
EXHIBIT III
EXHIBIT IV
SCHEDULE 5.2(B)
SCHEDULE 5.8

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 11, 1997, is made by and among AMERICAN FINANCIAL ENTERPRISES, INC., a Connecticut corporation ("AFEI"), AFEI ACQUISITION CORP., a Connecticut corporation ("AFEI Acquisition"), AMERICAN FINANCIAL GROUP HOLDINGS, INC., an Ohio corporation ("AFG Holdings"), and AMERICAN FINANCIAL GROUP, INC., an Ohio corporation ("AFG").

                                   RECITALS:

     WHEREAS, AFG, AFG Holdings and AFG Acquisition Corp., a wholly-owned subsidiary of AFG Holdings, entered into a Plan of Reorganization pursuant to which (i) AFG Acquisition Corp. will be merged with and into AFG and (ii) each share of AFG common stock, $1.00 par value per share, shall be converted into a share of AFG Holdings common stock, without par value (the "AFG Reorganization"); and

     WHEREAS, the Board of Directors of each of AFEI, AFEI Acquisition, AFG Holdings and AFG have determined that it is advisable and in the best interests of their respective corporations and stockholders that, upon consummation of the AFG Reorganization, AFEI become an indirect wholly-owned subsidiary of AFG Holdings by merging AFEI Acquisition, a wholly-owned subsidiary of AFG Holdings formed solely for the purpose of effecting such a merger, with and into AFEI pursuant to the merger hereinafter provided for; and

     WHEREAS, AFEI, AFEI Acquisition, AFG and AFG Holdings desire to make certain representations, warranties, covenants and agreements in connection with such merger; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

Section 1.1  THE MERGER.

     (a) The name of each corporation planning to merge is American Financial Enterprises, Inc. and AFEI Acquisition Corp., and the name of the surviving corporation is American Financial Enterprises, Inc. AFG Holdings shall cause AFEI Acquisition to execute and deliver, and AFEI shall execute and deliver, a certificate of merger and any other documents required under the laws of the State of Connecticut to effect the merger of AFEI Acquisition with and into AFEI (the "Merger") consistent with this Agreement. The closing and consummation of the Merger shall be governed by the provisions of Article 3.

     (b) In the Merger:

          (i) Each share of common stock, $1.00 par value per share, of AFEI issued and outstanding immediately prior to the Effective Time (the "AFEI Common Stock"), and not beneficially owned by AFG or AFG Holdings (such shares of AFEI Common Stock hereinafter referred to as "Non-AFG Shares") shall be converted, by virtue of the Merger and without the need for any further action on the part of the holder thereof, into the right to receive either: (X) one share of common stock, no par value per share, of AFG Holdings ("AFG Holdings Common Stock" or the "Stock Consideration"); or (Y) $37.00 in cash (the "Cash Consideration") (the Cash Consideration and Stock Consideration collectively, the "Merger Consideration"). At the time of the mailing of the Proxy Statement/Prospectus (as defined in Section 2.2) AFG Holdings shall provide all persons who are holders of record of Non-AFG Shares with forms of election, including a related letter of transmittal, to enable them to elect as to each Non-AFG share held the Cash Consideration or the Stock Consideration. In the event that a holder of Non-AFG Shares fails to make an election hereunder on or before the Effective Time, such holder shall be deemed for all purposes of this Agreement to have elected to receive Stock Consideration. A holder shall be deemed to have made the requisite election when the properly completed forms of election are mailed by such holder in the United States by certified or registered mail, return receipt requested, when given to a commercial overnight delivery or courier service of nationally recognized standing or when delivered to AFG or its agent designated for such purpose;

          (ii) All options to purchase AFEI Common Stock issued and outstanding immediately prior to the Effective Time shall expire at the Effective Time; and

          (iii) The shares of common stock, no par value per share, of AFEI Acquisition issued and outstanding immediately prior to the Effective Time ("AFEI Acquisition Common Stock") shall be converted, by virtue of the Merger and without the need for any action on the part of the holder thereof, into an aggregate number of shares of AFEI Common Stock which shall equal the number of NonAFG Shares issued and outstanding immediately prior to the Effective Time. AFEI shall be the corporation surviving the Merger (the "Surviving Corporation").

     (c) As the sole stockholder of AFEI Acquisition, AFG Holdings shall promptly execute a written consent under Section 33-698 of the Connecticut Business Corporation Act to the execution, delivery and performance by AFEI Acquisition of the Merger and this Agreement. AFEI shall promptly submit to its stockholders a proposal for approval of this Agreement and the Merger in accordance with Article 2 hereof. Each of AFG, AFG Holdings, AFEI Acquisition and AFEI shall use its best efforts to cause the Merger to be consummated in accordance with the terms hereof.

Section 1.2  EFFECTS OF MERGER.

     (a) When the Merger has been effected, the separate existence of AFEI and AFEI Acquisition shall cease and AFEI Acquisition shall be merged with and into AFEI (AFEI Acquisition and AFEI are sometimes referred to herein as the "Constituent Corporations"), with AFEI surviving as a subsidiary of AFG Holdings.

     (b) At and after the Effective Time, the Merger shall have the effect provided under the Connecticut Business Corporation Act. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers, immunities, purposes and franchises, of a public as well as of a private nature, of the Constituent Corporations, and, all and singular, the rights, privileges, powers, immunities, purposes and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, tangible and intangible, and all debts due to either of said Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such corporations, shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers, immunities, purposes and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Connecticut Business Corporation Act.

Section 1.3  EXCHANGE OF CERTIFICATES.

     (a) After the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding Non-AFG Shares shall be entitled to receive in exchange therefor, upon surrender thereof to Securities Transfer Company, One East Fourth Street, Cincinnati, Ohio 45202:
(i) if the holder thereof has elected to receive Stock Consideration, a certificate or certificates representing the number of whole shares of AFG Holdings Common Stock into which such holder's shares were converted in accordance with Section 1.1(b)(i); and (ii) if the holder thereof has elected to receive Cash Consideration, any cash to be received in connection therewith, without interest thereon.

     (b) No holder of a certificate or certificates which immediately prior to the Effective Time represented Non-AFG Shares shall be entitled to vote as a holder of AFG Holdings Common Stock on any matter whatsoever or to receive any dividend or other distribution from AFG Holdings until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of AFG Holdings Common Stock. Upon such surrender, each holder who has so surrendered such holder's certificate or certificates shall be deemed retroactively to have been a holder of record of AFG Holdings Common Stock as of the Effective Time. Accordingly, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable at any time on or after the Effective Time to holders of record of AFG Holdings Common Stock, but which were not paid by reason of the foregoing, with respect to the number of whole shares of AFG Holdings Common Stock represented by the certificates issued upon such surrender.

     (c) After the Effective Time, there shall be no further registration of transfers of Non-AFG Shares. If, after the Effective Time, certificates representing Non-AFG Shares are presented to AFG Holdings, they shall be cancelled and exchanged for the Merger Consideration to be received in accordance with Section 1.1(b)(i). From and after the Effective Time, AFG Holdings shall, however, be entitled to treat certificates for Non-AFG Shares which have not yet been surrendered for exchange as evidencing solely the right to receive the Merger Consideration for such certificates in accordance with
Section 1.1(b)(i), notwithstanding any failure to surrender such certificates in exchange therefor. If any certificate for shares of AFG Holdings Common Stock is to be issued in a name other than that in which the certificate for Non-AFG Shares surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of AFG Holdings Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of AFG Holdings or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, AFG Holdings shall not be liable to any holder of Non-AFG Shares for any shares of AFG Holdings Common Stock (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.4  EFFECTIVE TIME.

     The term "Effective Time" shall mean the date and time at which the Merger shall have become effective pursuant to the laws of the State of Connecticut.

Section 1.5 SURVIVING CORPORATION OFFICERS; DIRECTORS; CERTIFICATE OF INCORPORATION AND BYLAWS.

     The officers and directors of the Surviving Corporation immediately following the Effective Time shall be as set forth on Exhibit I attached hereto. The Certificate of Incorporation and the Bylaws of AFEI Acquisition immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation without any further action of the Board of Directors or stockholders of the Surviving Corporation. Nothing in this Section
1.5 shall be construed to grant to any person any contractual or other right to hold office or a directorship in the Surviving Corporation or to preclude the shareholders or Board of Directors of the Surviving Corporation from further amending or modifying the Certificate of Incorporation or Bylaws of the Surviving Corporation.

                                   ARTICLE 2

                              STOCKHOLDER APPROVAL

Section 2.1  STOCKHOLDERS MEETING.

     (a) This Agreement shall be submitted for adoption and approval to the holders of shares of AFEI Common Stock ("AFEI Stockholders") at a meeting to be duly held for this purpose by AFEI (the "AFEI Stockholders' Meeting"). AFEI shall endeavor to hold the AFEI Stockholders' Meeting as soon as practicable after the date hereof. AFEI, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold the AFEI Stockholders' Meeting;

          (ii) include in a Proxy Statement/Prospectus the recommendation of its Special Committee that the AFEI Stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          (iii) use its best efforts to solicit from the AFEI Stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, and take all other actions necessary or advisable to secure the required approval and adoption by AFEI Stockholders of this Agreement and the transactions contemplated hereby.

Section 2.2  PROXY STATEMENT/PROSPECTUS.

     In connection with: (i) any solicitations of approval by AFEI Stockholders of this Agreement and the transactions contemplated hereby, AFEI shall file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with the appropriate state governmental offices under the securities or "blue sky" laws of such states, shall use all reasonable efforts to respond to the comments of the staff of the Commission (the "Staff") or such state governmental offices and have cleared by the Commission under the Exchange Act and shall promptly thereafter mail to its stockholders, proxy solicitation materials, including a letter to stockholders, notice of meeting, proxy statement and appropriate related forms of proxies with respect to the AFEI Stockholders' Meeting. Such proxy statement shall also constitute a prospectus of AFG Holdings with respect to the shares of AFG Holdings Common Stock to be issued in the Merger (such proxy statement and prospectus, together with all amendments and supplements thereto, are referred to herein as the "Proxy Statement/Prospectus"), and shall be a part of a registration statement (the "Registration Statement") to be filed by AFG Holdings with the Commission for the purpose of registering the public offering of such shares of AFG Holdings Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). AFG and AFG Holdings shall file promptly such Registration Statement and shall each use its best efforts to respond to the comments of the Staff with respect thereto and to have it declared effective by the Commission. AFG Holdings shall notify AFEI promptly of the receipt of any comments of the Staff and of any request by the Staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information, and shall supply AFEI with copies of all correspondence between AFG Holdings or its representatives, on the one hand, and the Commission or members of the Staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated hereby.

Section 2.3  CORRECTION OF STATEMENTS.

     Each of AFG, AFG Holdings and AFEI shall correct promptly any information specifically provided by it for inclusion in the Registration Statement or the Proxy Statement/Prospectus which shall have become false or misleading in any material respect. Each of AFG, AFG Holdings and AFEI shall take all steps necessary to file or to cause to be filed with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to AFEI Stockholders, in each case as and to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and other applicable law.

                                   ARTICLE 3

                               THE MERGER CLOSING

Section 3.1  TIME AND PLACE.

     The consummation of the Merger (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, at 10:00 a.m. local time within five business days of the satisfaction or waiver of all conditions set forth in
Article 8 of this Agreement, or at such other place and time as the parties hereto may agree.

Section 3.2  DELIVERIES AT CLOSING.

     (a) At the Closing, AFEI shall deliver or cause to be delivered to AFG
Holdings:

          (i) an officer's certificate of AFEI in the form attached hereto as
     EXHIBIT II; and

          (ii) all other documents required to be delivered or caused to be delivered by AFEI hereunder and such other documents and instruments as AFG or AFG Holdings may reasonably request in order to effect or evidence the transactions contemplated hereby.

     (b) At the Closing, AFG Holdings shall deliver or cause to be delivered to
AFEI:

          (i) an officer's certificate of AFG Holdings in the form attached hereto as EXHIBIT III;

          (ii) the legal opinion of Keating, Muething & Klekamp, P.L.L. in the form annexed hereto as EXHIBIT IV;

          (iii) all other documents required to be delivered or caused to be delivered by AFG Holdings hereunder and such other documents and instruments as AFEI may reasonably request in order to effect or evidence the transactions contemplated hereby.

Section 3.3  FILING OF CERTIFICATE OF MERGER.

     Contemporaneously with the deliveries pursuant to Section 3.2 above, AFEI shall, and AFG Holdings shall cause AFEI Acquisition to, cause agents acceptable to both AFEI and AFG to deliver to the Secretary of the State of the State of Connecticut for filing a Certificate of Merger duly executed by AFEI and shall make all other deliveries, filings or recordings required by applicable law to consummate the Merger.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                    OF AFEI

     AFEI represents and warrants to AFG, AFG Holdings and AFEI Acquisition as follows:

Section 4.1  AUTHORITY RELATIVE TO THIS AGREEMENT.

     AFEI has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by AFEI of this Agreement and the consummation by AFEI of the transactions contemplated hereby have been duly approved and validly authorized and adopted by the Board of Directors and by an independent committee of the Board of Directors of AFEI (the "Special Committee"). The Board of Directors, upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the stockholders of AFEI for approval at a meeting of such stockholders and, except for such approval, no other corporate proceedings on the part of AFEI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFEI and, assuming the due authorization, execution and delivery of this Agreement by AFG, AFG Holdings and AFEI Acquisition, constitutes a legal, valid and binding agreement of AFEI, enforceable against AFEI in accordance with its terms.

Section 4.2  CONSENTS AND APPROVALS; NO VIOLATION.

     Except in the case of clause (b) below or for such failures to obtain consents, approvals, authorizations or permits, or make filings or notifications, or such violations, conflicts, breaches, defaults, terminations, accelerations and rights of termination, cancellation, amendment or acceleration which, individually or in the aggregate, would not have a material adverse effect on the business, operations or financial condition of AFEI and its Subsidiaries, taken as a whole, none of the execution and delivery of this Agreement by AFEI, the consummation by AFEI of the transactions contemplated hereby or compliance by AFEI or any of its Subsidiaries with any of the provisions hereof will: (a) conflict with or result in a breach of any provision of the charter or Bylaws (or other organizational or governing document) of AFEI or any Subsidiary of AFEI; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the Exchange Act, the Securities Act, the securities or "blue sky" laws of certain states, and (ii) for filing a certificate of merger pursuant to the Connecticut Business Corporation Act; (c) violate or conflict with any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to AFEI or any of its Subsidiaries or any of their respective assets; or (d) conflict with, result in a breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a termination of, accelerate the performance required by, give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien, security interest, charge or other encumbrance on any of the assets of AFEI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which AFEI or any of its Subsidiaries is a party or by which AFEI or any of its Subsidiaries or any of their respective assets may be bound or affected.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                   OF AFG, AFEI ACQUISITION AND AFG HOLDINGS

     AFG, AFEI Acquisition and AFG Holdings each represent and warrant to AFEI as follows:

Section 5.1  ORGANIZATION AND QUALIFICATION; ACTIVE SUBSIDIARIES.

     (a) AFG and each Subsidiary of AFG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease or operate the properties that it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of AFG and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not have a material adverse effect on the business, operations or financial condition of AFG and its Subsidiaries, taken as a whole.

Section 5.2  CAPITALIZATION.

     (a) AFG. The authorized capital stock of AFG consists of 200,000,000 shares of AFG Common Stock and 25,000,000 shares of preference stock ("AFG Preferred Stock"). As of March 31, 1997, 58,160,445 shares of AFG Common Stock were outstanding, excluding 1,371,203 shares held by a Subsidiary and set aside for issuance pursuant to a plan of reorganization, and 8,713,222 shares beneficially owned by a Subsidiary, American Financial Corporation, and 9,953,392 shares owned by AFEI. In addition, 5,298,742 shares of AFG Common Stock were reserved for issuance in connection with the AFG Stock Option Plan, of which 3,865,354 shares were reserved for issuance upon the exercise of outstanding AFG Stock Options. All of the issued and outstanding shares of capital stock of AFG are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Since March 31, 1997, AFG has not issued any shares of its capital stock or additional options to purchase shares of its capital stock except for the issuance of shares of AFG Common Stock (i) upon exercise of AFG Stock Options,
(ii) in connection with shares issued pursuant to a Subsidiary's plan of reorganization, and (iii) in connection with shares issued pursuant to AFG's Employee Stock Purchase Plan. Except as set forth above, or pursuant to the AFG Reorganization, as of the date hereof, (i) there are no shares of capital stock of AFG authorized, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating AFG or its Subsidiaries, to issue, transfer or sell, presently or in the future, any shares of the capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of AFG. Except as set forth in the AFG SEC Filings (as defined in Section 5.5 below), all of the outstanding shares of capital stock of each of the AFG Subsidiaries have been validly issued and are fully paid and nonassessable and are beneficially owned by either AFG or another of the AFG Subsidiaries free and clear of all liens, charges, claims or encumbrances. Except as set forth in the AFG SEC Filings, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of any of the AFG Subsidiaries or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, or otherwise obligating any such AFG Subsidiary to issue, transfer or sell any such capital stock or other securities. There are no voting trusts or other agreements or understandings to which AFG or any of its subsidiaries is a party with respect to the voting of the capital stock of AFG or any of the AFG Subsidiaries.

     (b) AFG Holdings. The authorized capital stock of AFG Holdings consists of 1,000 shares of AFG Holdings Common Stock and 100 shares of preferred stock ("AFG Holdings Preferred Stock"). As of the date of this Agreement, (i) 100 shares of AFG Holdings Common Stock were issued and outstanding and owned in the manner set forth in Schedule 5.2(b) of this Agreement, and (ii) no shares of AFG Holdings Preferred Stock were issued and outstanding. All of the issued and outstanding shares of AFG Holdings Common Stock are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as contemplated by this Agreement and the AFG Reorganization, there are no outstanding subscriptions, warrants, calls, rights, convertible securities or other agreements or commitments obligating AFG Holdings to issue, transfer, sell, presently or in the future, any shares of capital stock.

     (c) AFEI Acquisition. The authorized capital stock of AFEI Acquisition consists of 1,000 shares of common stock, no par value ("AFEI Acquisition Common Stock"). As of the date of this Agreement, 100 shares of AFEI Acquisition Common Stock were issued and outstanding, all of which were held directly by AFG Holdings. All of the issued and outstanding shares of AFEI Acquisition Common Stock are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as contemplated by this Agreement, there are no outstanding subscriptions, warrants, calls, rights, convertible securities or other agreements or commitments obligating AFEI Acquisition to issue, transfer, sell, presently or in the future, any shares of capital stock.

Section 5.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

     (a) AFG has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AFG and the consummation by AFG of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AFG. Except for the AFG Reorganization, no other corporate proceedings on the part of AFG are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFG and, assuming the due authorization, execution and delivery of this Agreement by AFEI, AFG Holdings and AFEI Acquisition, constitutes a legal, valid and binding agreement of AFG, enforceable against AFG in accordance with its terms.

     (b) AFG Holdings has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AFG Holdings and the consummation by AFG Holdings of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AFG Holdings. Except for the AFG Reorganization, no other corporate proceedings on the part of AFG Holdings are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFG Holdings and, assuming the due authorization, execution and delivery of this Agreement by AFEI, AFG and AFEI Acquisition constitutes a legal, valid and binding agreement of AFG Holdings, enforceable against AFG Holdings in accordance with its terms.

     (c) AFEI Acquisition has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by AFEI Acquisition of this Agreement and the consummation by AFEI Acquisition of the transactions contemplated hereby have been duly and validly authorized and adopted by the Board of Directors of AFEI Acquisition and shall be duly and validly authorized by AFG Holdings as the sole stockholder of AFEI Acquisition. Except for such sole stockholder approval, no other corporate proceedings on the part of AFEI Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 5.4  CONSENTS AND APPROVALS; NO VIOLATION.

     Except in the case of clause (b) below or for such failures to obtain consents, approvals, authorizations or permits, or make filings or notifications, or such violations, conflicts, breaches, defaults, terminations, accelerations and rights of termination, cancellation, amendment or acceleration which, individually or in the aggregate, would not have a material adverse effect on the business, operations or financial condition of AFG and its Subsidiaries, taken as a whole, none of the execution and delivery of this Agreement by AFG, the consummation by AFG of the transactions contemplated hereby or compliance by AFG or any of its Subsidiaries with any of the provisions hereof will: (a) conflict with or result in a breach of any provision of the charter or Bylaws (or other organizational or governing document) of AFG or any Subsidiary of AFG; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the Exchange Act, the Securities Act, the securities or "blue sky" laws of certain states, and (ii) for filing a certificate of merger pursuant to the Connecticut Business Corporation Act; (c) violate or conflict with any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to AFG or any of its Subsidiaries or any of their respective assets; or (d) conflict with, result in a breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a termination of, accelerate the performance required by, give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien, security interest, charge or other encumbrance on any of the assets of AFG or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which AFG or any of its Subsidiaries is a party or by which AFG or any of its Subsidiaries or any of their respective assets may be bound or affected.

Section 5.5  SEC REPORTS AND FINANCIAL STATEMENTS.

     AFG has previously delivered to AFEI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission, and all amendments thereto; and (ii) all other reports, statements, proxies and registration statements (including Current Reports on Form 8-K) filed by it with the Commission since December 31, 1996 (collectively, the "AFG SEC Filings"). As of their respective dates, the AFG SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AFG included in the AFG SEC Filings (the "Financial Statements") present fairly, in all material respects, the financial condition, results of operations and changes in financial position of AFG as at the dates or for the periods indicated therein in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto), subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments.

Section 5.6  LITIGATION.

     Except as set forth in the AFG SEC Filings, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of AFG, threatened against, relating to, involving or otherwise affecting AFG or any of its Subsidiaries before any court, governmental agency, commission, or administrative or regulatory authority which, if adversely decided, in the aggregate, may reasonably be expected to have a material adverse effect on the financial condition of AFG and its Subsidiaries taken as a whole. Except as set forth in the AFG SEC Filings, neither AFG nor any of its Subsidiaries is subject to any order, judgment, injunction or decree that materially and adversely affects or will materially and adversely affect the financial condition of AFG and its Subsidiaries taken as a whole.

Section 5.7  EMPLOYEE BENEFIT PLANS.

     (a) For purposes hereof, the term "Benefit Plan" shall mean any plan maintained currently by AFG or any Subsidiary of AFG for the benefit of employees, former employees or Directors of AFG or any Subsidiary of AFG.

     (b) With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") other than any such plan that meets the "top-hat" exception under Section 201(1) of ERISA (a "Qualified Benefit Plan"): (i) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Code, as amended, such determination letter has not been revoked or threatened to be revoked by the IRS and the scope of such determination letter is complete or a determination letter will be applied for from the IRS within the appropriate time periods of the Internal Revenue Code of 1986 (the "Code"); (ii) such Qualified Benefit Plan is in compliance with all qualification requirements of Section 401(a) of the Code;
(iii) no application has been made to the IRS under the voluntary compliance resolution program or the walk-in closing agreement program and no circumstance or condition exists which would qualify as a subject matter of such a filing; and (iv) such Qualified Benefit Plan has been operated in compliance with all notice, reporting and disclosure requirements of ERISA which apply to employee pension benefit plans.

     (c) With respect to each Benefit Plan: (i) to the extent such Benefit Plan is intended to provide benefits to plan participants that are not subject to federal income tax so long as specific provisions of the Code are met, such Benefit Plan currently meets such Code provisions; (ii) such Benefit Plan has been operated in compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code (including but not limited to the filing of timely Forms 5500); (iii) such Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code or Sections 601 through 608 of ERISA, has been operated in compliance with such requirements; and (iv) there is not now, and never has been, any "unrelated business taxable income" as defined in Section 512 through 514 of the Code.

     (d) No prohibited transaction under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in
(i) the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or (ii) fiduciary liability under Section 409 of ERISA.

     (e) No actions, suits or claims (other than routine claims for benefits not subject to challenge by the plan administrator) are pending or threatened against any Benefit Plan or against AFG or any affiliate of AFG with respect to any Benefit Plan.

     (f) All material Unfunded Liabilities, as hereinafter defined, with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of AFG. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under (i) GAAP, or (ii) amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (1) severance pay benefits, (2) deferred compensation or unpaid bonuses, (3) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (4) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, (iii) authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (5) former employee or Director health benefit or life insurance coverage, and (6) unpaid premiums for contributions required under any group health plan to maintain such planIs coverage through the Closing Date.

     (g) AFG and affiliates of AFG (or any pension plan maintained by any of them) have not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or the IRS with respect to any Benefit Plan which is a defined pension plan, except for the payment of PBGC premiums, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (h) AFG has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in Section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

Section 5.8  TAXES AND TAX RETURNS.

     AFG and each of its Subsidiaries (collectively, the "Group") has timely filed or been included in all tax returns, declarations, reports, estimates, information returns, statements and other material returns (collectively, "Returns") relating to Taxes (as hereinafter defined) required to be filed under U.S. federal, state, local or any foreign laws (taking into account any extensions of time for filing such Returns). The Group has paid or made provision for (by a tax accrual or tax reserve on the most recent consolidated balance sheets of the Group (the "Balance Sheets") contained in the AFG SEC Filings, which accruals or reserves have been recorded in accordance with GAAP), all Taxes (except for such Taxes which if not so paid or provided for would not, in the aggregate, have a material adverse effect on the financial condition of AFG and its subsidiaries taken as a whole) in respect of all taxable periods or portions thereof ending on or before the date of the Balance Sheets. There are no material liens for Taxes upon the assets of AFG or any of its subsidiaries except liens for Taxes not yet due. The Group is not delinquent in the payment of any federal income or other Taxes and, except as set forth in Schedule 5.8 of the AFG Disclosure Schedule, there are no outstanding deficiencies, assessments or written proposals for assessment of federal income or other Taxes proposed, asserted or assessed against the Group. Except as set forth in the Financial Statements or in Schedule 5.8 of the AFG Disclosure Schedule, no waivers are presently open for the statute of limitations for the assessment of federal income taxes for any consolidated federal income tax return of AFG and its Subsidiaries. Except as set forth in the Financial Statements or in Schedule 5.8 of the AFG Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings which are material to the financial condition of the Group taken as a whole are presently pending with regard to any Taxes or Returns of AFG or its Subsidiaries. As used herein, "Taxes" means (A) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon AFG or any of its Subsidiaries with respect to all periods or portions thereof ending on or before the Effective Time and/or (B) any liability of AFG or any of its Subsidiaries for the payment of any amounts of the type described in the immediately preceding clause (A) as a result of being a member of an affiliated or combined group.

Section 5.9  COMPLIANCE WITH APPLICABLE LAW.

     Each of AFG and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority relating to AFG or any of its Subsidiaries (other than where such default or noncompliance would not result in a material limitation on the conduct of the business of AFG or any of its Subsidiaries, or not cause AFG or any of its Subsidiaries to incur material financial penalty, or would not be likely to otherwise have a material adverse effect on the business, operations or financial condition of AFG and its Subsidiaries, taken as a whole) and none of AFG or any of its Subsidiaries has received written notice of violation of, or knows of any violation of, any of the above.

Section 5.10  ENVIRONMENTAL PROTECTION.

     (a) Except as set forth in the AFG SEC Filings:

          (i) Each of AFG and its Subsidiaries is, in all material respects, in compliance with all Environmental Laws (as hereinafter defined) and has not received any communication within the last three years from a governmental authority that alleges that AFG or any of its Subsidiaries is not in such full compliance;

          (ii) There is no Environmental Claim (as hereinafter defined) pending or, to AFG's knowledge, threatened against AFG or any of its Subsidiaries or, to AFG's knowledge, pending or threatened against any person or entity whose liability for any Environmental Claim AFG or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and

          (iii) Except to the extent the same would not have a material adverse effect on the Condition of AFG and its Subsidiaries, taken as a whole, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern (as hereinafter defined), that could reasonably be expected to result in any Environmental Claim against AFG or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim AFG or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (b) "Environmental Claim" means any written notice by any governmental or regulatory agency, authority or instrumentality alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by AFG or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

     (c) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     (d) "Materials of Environmental Concern" means any substance, material or waste which is regulated by any governmental authority, including, without limitation, any material, substance or waste which is defined under Applicable Environmental Law as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any law or regulation, including, but not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                                   ARTICLE 6

                    ACTIONS TO BE TAKEN PRIOR TO THE CLOSING

Section 6.1  NEW YORK STOCK EXCHANGE LISTING.

     Promptly after execution and delivery of this Agreement, AFG and AFG Holdings shall initiate, and thereafter diligently pursue, the process of applying for a listing of the AFG Holdings Common Stock on the New York Stock Exchange.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

Section 7.1  ACCESS TO INFORMATION.

     From the date of this Agreement, AFEI and AFG shall, and shall cause their respective authorized officers, directors, employees, auditors, agents and Subsidiaries, and the authorized officers, directors, employees, auditors and agents of their respective Subsidiaries, to, give to the other party and its authorized officers, employees, counsel, advisors and representatives full access to all authorized officers, employees, agents, properties, offices and other facilities and to all books and records of it and its Subsidiaries and shall furnish the other party with such financial, operating and other data and information as such other party, through its authorized officers, employees, agents or representatives, may from time to time reasonably request.

Section 7.2  PUBLIC ANNOUNCEMENTS.

     AFEI and AFG shall promptly issue a joint press release to announce the execution and delivery of this Agreement. Thereafter, AFEI and AFG shall consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

Section 7.3  BEST EFFORTS.

     Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any third parties as are necessary in order to consummate the transactions contemplated by this Agreement and the AFG Reorganization.

Section 7.4  RULE 145.

     AFEI will use all reasonable efforts to cause each person who is an affiliate of AFEI to deliver to AFG Holdings prior to the Effective Time a written agreement that such affiliate will not offer to sell or otherwise dispose of any AFG Holdings Common Stock issued to such affiliate in connection with the Merger otherwise than within the limits and in accordance with the provisions of Rule 145 under the Securities Act, as such rule may be amended from time to time, or except in a transaction that, in the opinion of legal counsel reasonably satisfactory to AFG Holdings, is exempt from registration under the Securities Act.

Section 7.5  AMENDMENT TO AFG HOLDINGSI ARTICLES OF INCORPORATION.

     Prior to the Effective Time, AFG Holdings shall cause its Articles of Incorporation to be amended to provide for the authorization of (i) 200,000,000 shares of AFG Holdings Common Stock and (ii) 25,000,000 shares of AFG Holdings Preferred Stock, with terms substantially identical in all material respects with the existing capital structure of AFG.

Section 7.6  POST-MERGER MATTERS.

     If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such action.

                                   ARTICLE 8

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

     The respective obligations of AFEI, AFG, AFG Holdings and AFEI Acquisition to effect the Merger are subject to the satisfaction (or waiver by AFEI and AFG or AFG Holdings), at or prior to the Effective Time, of the following conditions:

     (a) Consummation of the AFG Reorganization;

     (b) Any applicable waiting period relating to the Merger shall have expired or been terminated;

     (c) There shall not be in effect: (i) any judgment, injunction, decree or order issued by any federal, state or local court or arbitrator of competent jurisdiction; or (ii) any statute, rule, regulation or order enacted or promulgated by any federal, state or local, legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (i) or (ii) prohibits or restricts the consummation of the transactions contemplated hereby or makes such consummation illegal or restricts in any material respect or prohibits the effective operation of the business of AFEI and its Subsidiaries or AFG and its Subsidiaries after the consummation of the transactions contemplated hereby;

     (d) The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted;

     (e) This Agreement and the Merger hereby contemplated shall have been adopted and/or approved by the affirmative vote of the requisite votes of AFEI Stockholders as set forth in Section 33-817(j) and Section 33-841 of the Connecticut Business Corporation Act;

     (f) Special tax counsel to AFG shall have delivered to AFEI an opinion to the reasonable satisfaction of Morrison & Foerster, LLP (dated the date of the Effective Time, based on facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time), substantially to the effect that: (i) no gain or loss will be recognized by AFEI, AFEI Acquisition, AFG or AFG Holdings as a result of the Merger; (ii) no gain or loss will be recognized by any AFEI stockholder who receives only shares of AFG Holdings Common Stock pursuant to the Merger; (iii) the tax basis of the shares of AFG Holdings Common Stock owned by a former stockholder of AFEI will be the same as the tax basis of the shares of AFEI Common Stock formerly owned by such stockholder; and (iv) the holding period of the shares of AFG Holdings Common Stock received as a result of the Merger will include the period during which the shares formerly representing AFEI Common Stock were held, provided such shares were held as capital assets immediately prior to the Effective Time (in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AFEI).

Section 8.2  MERGER CONSIDERATION.

     All shares of AFG Holdings Common Stock to be issued to the holders of Non-AFG Shares pursuant to this Agreement at Closing shall, when issued, be duly authorized, validly issued, fully paid and non-assessable and listed on the New York Stock Exchange.

Section 8.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AFEI.

     The obligation of AFEI to consummate the Merger is further subject to the satisfaction (or waiver by AFEI), at or prior to the Effective Time, of the following conditions:

     (a) AFEI Acquisition, AFG and AFG Holdings shall have performed in all material respects all their respective obligations hereunder required to be performed by them at or prior to the Effective Time;

     (b) The representations and warranties of AFG, AFG Holdings and AFEI Acquisition contained in this Agreement and in any certificate or other writing delivered by such parties pursuant hereto which are qualified by the term "material" or "materiality" shall be true and correct in all respects, and all other representations and warranties of AFG, AFG Holdings and AFEI Acquisition contained in this Agreement and in any certificate or other writing delivered by AFG, AFG Holdings and AFEI Acquisition pursuant hereto shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except as to any representation or warranty which specifically relates to an earlier date);

     (c) AFEI shall have received the deliveries described in Section 3.2(b) and all agreements included in such deliveries shall have been duly executed and delivered by all parties thereto;

     (d) AFEI shall have received all documents it may reasonably request relating to the existence of AFG, AFG Holdings and AFEI Acquisition and their corporate authority for this Agreement and all other agreements and documents contemplated herein, all in form and substance reasonably satisfactory to AFEI;

     (e) Any and all material permits, consents, waivers, clearances, approvals and authorizations of and filings with all third parties and governmental bodies shall have been obtained which are required to consummate the transactions contemplated hereby;

     (f) AFG Holdings shall have caused to be delivered to AFEI a "bringdown" certificate executed by two officers in their respective corporate capacities and not in their individual capacities, dated the date on which the Registration Statement (or last amendment thereto) shall become effective and redated as of the Effective Time, and addressed to AFEI, in form and substance customary in transactions of the nature contemplated hereby;

     (g) The Special Committee shall have received from Oscar Gruss & Son, Incorporated, an opinion dated the date of the mailing of the Proxy Statement and redated as of the Effective Time, in customary form, to the effect that the consideration for the Merger is fair to holders of Non-AFG Shares from a financial point of view;

     (h) The shares of AFG Holdings Common Stock to be received as Merger Consideration shall have been listed on the New York Stock Exchange.

     (i) Any and all material permits, consents, waivers, clearances, approvals and authorizations of and filings with all third parties and governmental bodies shall have been obtained which are required (i) to consummate the transactions contemplated hereby or (ii) to prevent a breach, default or right of termination under any agreement to which AFG, AFG Holdings and AFEI Acquisition are a party or by which they are bound caused by consummation of the transactions contemplated hereby.

Section 8.4 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AFG, AFG HOLDINGS AND AFEI ACQUISITION.

     The obligation of AFG, AFG Holdings and AFEI Acquisition to consummate the Merger are further subject to the satisfaction (or waiver by AFG or AFG Holdings), at or prior to the Effective Time, of the following conditions:

     (a) AFEI shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

     (b) The representations and warranties of AFEI contained in this Agreement and in any certificate or other writing delivered by AFEI pursuant hereto which are qualified by the term "material" or "materiality" shall be true and correct in all material respects, and all other representations and warranties of AFEI contained in this Agreement and in any certificate or other writing delivered by AFEI pursuant hereto shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except as to any representation or warranty which specifically relates to an earlier date);

     (c) AFG Holdings shall have received the deliveries described in Section 3.2(a) and all agreements included in such deliveries shall have been duly executed and delivered by all parties thereto;

     (d) AFG Holdings shall have received all documents it may reasonably request relating to the existence of AFEI and its corporate authority for this Agreement, all in form and substance reasonably satisfactory to AFG Holdings;

     (e) Any and all material permits, consents, waivers, clearances, approvals and authorizations of and filings with all third parties and governmental bodies shall have been obtained which are required (i) to consummate the transactions contemplated hereby or (ii) to prevent a breach, default or right of termination under any agreement to which AFEI is a party or by which it is bound caused by consummation of the transactions contemplated hereby.

                                   ARTICLE 9

                        TERMINATION; AMENDMENTS; WAIVER

Section 9.1  TERMINATION.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, whether before or after and notwithstanding approval of the Merger by the AFEI Stockholders, but prior to the Effective
Time:

     (a) By the mutual written consent of the Board of Directors of each of AFEI and AFG; or

     (b) By AFEI, on the one hand, or AFG, on the other, if the Effective Time shall not have occurred by November 1, 1997; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party, failure of which to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

     (c) By either AFEI, on the one hand, or AFG, on the other, if a court of competent jurisdiction in the United States or any state thereof or other United States governmental, regulatory or administrative body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties agree to use their best efforts through appeals and otherwise to vacate) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

     (d) By either AFEI or AFG if, in the case of AFEI, AFG, AFG Holdings or AFEI Acquisition materially breaches a warranty, representation or covenant contained herein, or, in the case of AFG, AFEI materially breaches a warranty, representation or covenant contained herein.

     In the event of the termination of this Agreement pursuant to the terms of this Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto, except that: (A) the provisions of this Section 9.1, Section 7.2 and Section 10.6 hereof shall survive any such termination and shall continue to be binding on the parties hereto; and (B) nothing contained in this Section 9.1 shall relieve any party from any liability, if any, for any termination of this Agreement under paragraph (d) above.

Section 9.2  AMENDMENT.

     This Agreement may be amended, modified or supplemented by the parties hereto, whether before or after approval of the Merger by the AFEI Stockholders but, after AFEI Stockholder approval, no amendment shall be made which adversely affects the rights of the AFEI Stockholders hereunder without the approval of the affected stockholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by all the parties hereto that expressly states that it amends, modifies or supplements this Agreement.

Section 9.3  EXTENSION; WAIVER.

     At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document or writing delivered pursuant hereto by such other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                                 MISCELLANEOUS

Section 10.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

     Other than any covenant or agreement herein, the nature of which is to be performed after the Effective Time, the representations, warranties, covenants and agreements made in this Agreement or in any certificate or Disclosure Schedules delivered pursuant to Article 5 hereof shall only survive until the Effective Time.

Section 10.2  ENTIRE AGREEMENT; ASSIGNMENT.

     This Agreement (including the Schedules, Disclosure Schedules, and Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto. Any such purported assignment undertaken or occurring without such consent shall be null and void and of no legal force and effect.

Section 10.3  VALIDITY.

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, each of which shall remain in full force and effect.

Section 10.4  NOTICES.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to AFG Holdings or AFEI Acquisition:

       One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Attention: James E. Evans, Esq.
        Telephone: (513) 579-2536
        Facsimile: (513) 579-0108

     with copies to:

       Keating, Muething & Klekamp, P.L.L.
        One East Fourth Street
        Cincinnati, Ohio 45202
        Attention: Edward E. Steiner, Esq.
        Telephone: (513) 579-6468
        Facsimile: (513) 579-6957

     If to AFG:

       One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Attention: James E. Evans, Esq.
        Telephone: (513) 579-2536
        Facsimile: (513) 579-0108

     with copies to:

       Kelley Drye & Warren LLP
        Two Stamford Plaza
        281 Tresser Boulevard
        Stamford, CT 06901-3229
        Attention: John T. Capetta, Esq.
        Telephone: (203) 351-8022
        Facsimile: (203) 351-8115

     If to AFEI:

       c/o Oscar Gruss & Son, Incorporated
        74 Broad Street
        New York, New York 10004-2247
        Attention: Julius Anreder, Vice President
        Telephone: (212) 943-6412
        Facsimile: (212) 797-1638

     with copies to:

       Morrison & Foerster, LLP
        1290 Avenue of the Americas
        New York, New York 10104-0050
        Attention: Joseph W. Bartlett, Esq.
        Telephone: (212) 468-8240
        Facsimile: (212) 468-7900

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

Section 10.5  GOVERNING LAW.

     This Agreement shall in all respects be governed by and construed in accordance with the laws of Connecticut.

Section 10.6  EXPENSES.

     All expenses incurred by any party hereto in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 10.7  INTERPRETATION.

     (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     (b) The term "Subsidiary" when used herein with respect to any person means: (i) any corporation, partnership or other business association or entity which meets the definition of "Significant Subsidiary" as set forth in Rule 12b-2 of the Securities Exchange Act of 1934. The term "person" when used herein means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or other entity of any nature whatsoever. The term "knowledge" when used herein with respect to AFG or AFEI means actual knowledge or actually knowing after due inquiry within AFG or AFEI, as the case may be, and their respective Subsidiaries (which due inquiry each party undertakes to make). The term "beneficially owned" when used herein shall be determined in accordance with the criteria set forth in Rule 13d-3 of the Exchange Act.

Section 10.8  COUNTERPARTS.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.9  PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                      THIS SPACE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

                                          AMERICAN FINANCIAL ENTERPRISES, INC.

                                          By:    /s/ THOMAS E. MISCHELL
                                            ------------------------------------
                                            Thomas E. Mischell
                                            Vice President

                                          AFEI ACQUISITION CORP.

                                          By:     /s/ JAMES C. KENNEDY
                                            ------------------------------------
                                            James C. Kennedy
                                            Secretary

                                          AMERICAN FINANCIAL GROUP
                                            HOLDINGS, INC.

                                          By:     /s/ JAMES C. KENNEDY
                                            ------------------------------------
                                            James C. Kennedy
                                            Secretary

                                          AMERICAN FINANCIAL GROUP, INC.

                                          By:      /s/ JAMES E. EVANS
                                            ------------------------------------
                                            James E. Evans
                                            Senior Vice President

                                                                         ANNEX C

                  [OSCAR GRUSS & SON INCORPORATED LETTERHEAD]

                    74 Broad Street, New York, NY 10004-2247
                 Telephone: (212) 943-6313  Fax: (212) 797-1638

                                                                    July 9, 1997

Special Committee of the Board of Directors
American Financial Enterprises, Inc.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202

Gentlemen:

     We understand that American Financial Enterprises, Inc. ("AFEI") will merge with AFEI Acquisition Corp. ("AFEI Acquisition"), a wholly-owned subsidiary of American Financial Group Holdings, Inc. ("AFG Holdings"), and that American Financial Group Inc. ("AFG"), a wholly-owned subsidiary of AFG Holdings, will merge with AFG Acquisition Corp. ("AFG Acquisition"), a wholly-owned subsidiary of AFG Holdings, in simultaneous transactions pursuant to which the outstanding shares of common stock of AFEI ("AFEI Common Stock") (other than those shares electing to receive $37 per share in cash) and the outstanding shares of common stock of AFG will be converted into shares of common stock of AFG Holdings ("AFG Holdings Common Stock") on a share for share basis under terms and conditions set forth in an Agreement and Plan of Merger dated July 9, 1997 (the "Merger Agreement") and entered into by and among AFEI, AFEI Acquisition, AFG Holdings and AFG (the "Merger"). The terms and conditions of the Acquisition will be set forth in more detail in the Merger Agreement.

     You have requested our opinion, as investment bankers, to the fairness, from a financial point of view, of the merger consideration to the holders of AFEI, other than AFG and its affiliates. In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) the Merger Agreement;

          (ii) publicly available information concerning AFEI, AFG and certain affiliates of AFG which Oscar Gruss believed to be relevant to its inquiry;

          (iii) financial and operating information with respect to the business, operations and prospects of AFG furnished to Oscar Gruss by AFG;

          (iv) financial and operating information with respect to the business, operations and prospects of AFEI furnished to Oscar Gruss by AFG;

          (v) the common stock price and trading histories of AFG and AFEI Common Stock and certain affiliates and the common stock of certain publicly traded affiliates;

          (vi) a comparison of the financial positions and operating results of AFG, AFEI and certain affiliates with those of publicly traded companies Oscar Gruss deemed relevant;

          (vii) analyses of the respective contributions in terms of assets, liabilities and earnings of AFG and AFEI to AFG Holdings and the relative ownership of AFG Holdings after the Merger by the current stockholders of AFG and AFEI;

          (viii) synergies and other potential benefits arising from the Acquisition.

     We have also met with certain officers and employees of AFG and AFEI and certain affiliates concerning their respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate. Our opinion is limited insofar as we were not furnished with financial projections with respect to Chiquita Brands International, Inc., AFG or AFEI as we were advised by management of AFG that the respective companies did not engage in forward projections of operating results due to their belief in their limited utility.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion and have not assumed responsibility for any independent verification of such information. We have not conducted any independent evaluation or appraisal of the properties, assets, liabilities, or reserves of AFG or AFEI, nor have we conducted any independent actuarial evaluations.

     We have also taken into account our assessment of general economic, market, and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon regulatory, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. We assumed, with your consent, that in the course of obtaining necessary regulatory approvals for the Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger to AFEI.

     We are not expressing any opinion as to what the value of AFG Holdings Common Stock actually will be when issued to the shareholders of AFG and AFEI pursuant to the Merger or the price at which the AFG Holdings Common Stock will trade subsequent to the Merger.

     Oscar Gruss will receive fees for its services to AFEI in connection with the Merger, including a fee upon the inclusion of their opinion in a proxy statement mailed by AFEI in connection with a meeting of its shareholders to vote on the Merger. In addition, AFEI has agreed to indemnify Oscar Gruss for certain liabilities arising from the delivery of this opinion. In the ordinary course of our business, we may trade the equity and debt securities of AFEI and AFG for our own account, and the account of our customers, and accordingly, may at any time hold a long or short position in such securities for the accounts of our customers, the firm and/or the officers of the firm.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, from a financial point of view, the merger consideration is fair to the holders of AFEI Common Stock, other than AFG and its affiliates.
                                            Very truly yours,

                                            Oscar Gruss & Son Incorporated

                                                                         ANNEX D

                        OHIO DISSENTERS' RIGHTS STATUTE

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholders records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505, of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be wiling to accept and that a willing buyer who is under no compulsion to purchase would be wiling to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored an all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEX E

                     CONNECTICUT DISSENTERS' RIGHTS STATUTE

SEC. 33-855.  DEFINITIONS

     As used in sections 33-855 to 33-872, inclusive:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 33-856.  RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

SEC. 33-857.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SEC. 33-860.  NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

     (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

SEC. 33-861.  NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SEC. 33-862.  DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

     (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

          (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SEC. 33-863.  DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SEC. 33-864.  SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 33-865.  PAYMENT

     (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

SEC. 33-866.  FAILURE TO TAKE ACTION

     (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

SEC. 33-867.  AFTER ACQUIRED SHARES

     (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

SEC. 33-868.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

SEC. 33-871.  COURT ACTION

     (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

SEC. 33-872.  COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

===============================================================================




                            AMERICAN FINANCIAL GROUP
                                 HOLDINGS, INC.




                               61,660,397 Shares

                                  Common Stock



                               -----------------

                           PROXY STATEMENT/PROSPECTUS

                               -----------------




                                           , 1997




UNTIL             , 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant's Code of Regulations extends such indemnification.

     AFG maintains, at its expense, Directors and Officers Liability and Company Reimbursement Liability Insurance. The Directors and Officers Liability portion of such policy covers all directors and officers of AFG and of the companies which are, directly or indirectly, more than 50% owned by AFG. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds, settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claim arising out of acts alleged to have been committed prior to October 24, 1978. The insurer limit of liability under the policy is $50,000,000 in the aggregate for all losses each year subject to certain individual and aggregate deductibles. The policy contains various exclusions and reporting requirements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER                         DESCRIPTION OF DOCUMENT
--------------       ------------------------------------------------------------
      2.1            Agreement and Plan of Reorganization (AFG) (attached as
                     Annex A to the Joint Proxy Statement/Prospectus)
      2.2            Agreement and Plan of Merger (AFEI) (attached as Annex B to the Joint Proxy Statement/Prospectus)
      3.1            Articles of Incorporation of American Financial Group
                     Holdings, Inc.
      3.2            Code of Regulations of American Financial Group Holdings,
                     Inc.
      3.3*           Articles of Incorporation of American Financial Group, Inc.,
                     as incorporated by reference to Exhibit 3(a) to AFG's Annual
                     Report on Form 10-K for the year ended December 31, 1995
      3.4*           Code of Regulations of American Financial Group, Inc. as
                     incorporated by reference to Exhibit 3(b) to AFG's Annual
                     Report on Form 10-K for the year ended December 31, 1995
      3.5*           Certificate of Incorporation of American Financial
                     Enterprises, Inc. as incorporated by reference to Exhibit
                     3(a) to AFEI's Annual Report on Form 10-K for the year ended
                     December 31, 1993
      3.6*           Bylaws of American Financial Enterprises, Inc. as
                     incorporated by reference to Exhibit 3(b) to AFEI's Annual
                     Report on Form 10-K for the year ended December 31, 1993

EXHIBIT NUMBER                         DESCRIPTION OF DOCUMENT
--------------       ------------------------------------------------------------
      5              Opinion of James C. Kennedy, Esq.
    8**              Opinion on tax matters of Akin, Gump, Strauss, Hauer & Feld,
                     LLP
     23.1            Consent of Ernst & Young, LLP, Independent Auditors
     23.2            Consent of James C. Kennedy, Esq. (Contained on Exhibit 5)
     24              Power of Attorney (contained on the signature page)
     99.1            Opinion of Oscar Gruss & Son, Incorporated (attached as
                     Annex C to the Joint Proxy Statement/Prospectus)
     99.2            Form of AFG Proxy
     99.3            Form of AFEI Proxy
     99.4            AFEI Letter of Transmittal

 *Incorporated by reference as indicated.
**To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold in the termination of the offering.

          4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          5. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          6. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          7. That every prospectus (i) that is filed pursuant to paragraph 6 immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AFG pursuant to the provisions described under Item 20 above, or otherwise (other than insurance), AFG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AFG of expenses incurred or paid by a director, officer or controlling person of AFG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, AFG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, other than indemnification pursuant to court order and not including any coverage under, or agreement to pay premiums for, any policy of insurance, is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on the 16th day of July, 1997.

                                      AMERICAN FINANCIAL GROUP HOLDINGS, INC.

                                      BY: /s/ CARL H. LINDNER
                                         ---------------------------------------
                                         Carl H. Lindner
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby designate James C. Kennedy and Karl J. Grafe, or either of them, as their attorney-in-fact to sign all amendments, including post-effective amendments, to this Registration Statement.

               SIGNATURE                                 CAPACITY                        DATE
----------------------------------------  --------------------------------------    --------------

/s/ CARL H. LINDNER *                     Chairman of the Board and Chief           July 16, 1997
----------------------------------------  Executive Officer (Principal Executive
Carl H. Lindner                           Officer)

/s/ CARL H. LINDNER III *                 Co-President and Director                 July 16, 1997
----------------------------------------
Carl H. Lindner III *

/s/ KEITH E. LINDNER *                    Co-President and Director                 July 16, 1997
----------------------------------------
Keith E. Lindner

/s/ S. CRAIG LINDNER *                    Co-President and Director                 July 16, 1997
----------------------------------------
S. Craig Lindner

/s/ THEODORE H. EMMERICH *                Director                                  July 16, 1997
----------------------------------------
Theodore H. Emmerich

/s/ JAMES E. EVANS *                      Director                                  July 16, 1997
----------------------------------------
James E. Evans

/s/ THOMAS M. HUNT *                      Director                                  July 16, 1997
----------------------------------------
Thomas M. Hunt

/s/ WILLIAM R. MARTIN *                   Director                                  July 16, 1997
----------------------------------------
William R. Martin

/s/ FRED J. RUNK                          Senior Vice President and Treasurer       July 16, 1997
----------------------------------------  (Principal Financial and Accounting
Fred J. Runk                              Officer)

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